Filed Pursuant to Rule 424(b)(3)
Registration No. 333-13188, 333-13188-01, 333-13188-02
The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2005
Prospectus supplement to prospectus dated June 7, 2005
Reed Elsevier Capital Inc.
$                           % Fixed Rate Notes due
$                                    Floating Rate Notes due
Fully and Unconditionally Guaranteed Jointly and Severally by
Reed Elsevier PLC and Reed Elsevier NV

          This is an offering by Reed Elsevier Capital Inc. of an aggregate of $               % fixed rate notes due                     (the “Fixed Rate Notes”) and an aggregate of $               floating rate notes due  (the “Floating Rate Notes,” and together with the Fixed Rate Notes, the “Notes”). The Floating Rate Notes will bear interest at a floating rate equal to LIBOR plus      % and will be reset quarterly. The Notes will be unsecured senior obligations of Reed Elsevier Capital Inc. and will be fully and unconditionally guaranteed jointly and severally by Reed Elsevier PLC and Reed Elsevier NV (the “Guarantees”).
      Interest on the Fixed Rate Notes will be payable semi-annually on           and           of each year, beginning on           . Interest on the Floating Rate Notes will be payable quarterly on                     ,                     ,                     and                     of each year, beginning on                     .
      Reed Elsevier Capital Inc. may redeem the Fixed Rate Notes, in whole or in part, at any time at the “make-whole” redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption of the Fixed Rate Notes” in this prospectus supplement. Except for certain tax events, Reed Elsevier Capital Inc. may not redeem the Floating Rate Notes prior to maturity.
      Reed Elsevier Capital Inc. may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption for Tax Reasons” in this prospectus supplement.
       Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11.

	Fixed Rate Notes			Floating Rate Notes			Total Notes

	Per Note		Total	Per Note		Total
Public offering price		%	$		%	$	$
Underwriting discounts and commissions		%	$		%	$	$
Proceeds, before expenses, to Reed Elsevier Capital Inc.		%	$		%	$	$
      Interest on the Notes will accrue from                      , 2005.
      Neither the Securities and Exchange Commission nor any state securities commission nor any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The Notes are expected to be delivered in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System on or about        , 2005.

JOINT BOOK-RUNNERS

Citigroup	Deutsche Bank Securities

The date of this prospectus supplement is                     , 2005

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes and the Guarantees being offered and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities and guarantees that may be offered from time to time, some of which does not apply to the Notes and the Guarantees being offered. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes and Guarantees in the prospectus supplement differs from the description of debt securities and guarantees in the accompanying prospectus, you should rely on the information in the prospectus supplement.
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the Notes and the Guarantees offered hereby.
      A portion of the Notes offered hereby is being offered and sold outside the United States.
      This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Notes may be restricted by law in some jurisdictions, and you should inform yourself about, and observe, any of those restrictions. See “Underwriting” in this prospectus supplement.
      In this prospectus supplement:

•	“Reed Elsevier Capital” refers to Reed Elsevier Capital Inc.; and

•	“guarantors” refers to Reed Elsevier PLC and Reed Elsevier NV.
Reed Elsevier PLC and Reed Elsevier NV conduct their business through two jointly owned companies, Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities. Reed Elsevier is not a legal entity but a collective reference to the separate legal entities of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures. The businesses of all of the entities comprising Reed Elsevier are collectively referred to in this prospectus supplement as “Reed Elsevier”, and the financial statements of the combined businesses are referred to as the “combined financial statements”. In this prospectus supplement, references to “we”, “our”, or “us” are to all of the entities comprising Reed Elsevier. The combined financial statements are contained in our joint annual report on Form 20-F for the fiscal year ended December 31, 2004, filed on March 14, 2005, (the “2004 Annual Report on Form 20-F”) and are incorporated by reference in this prospectus supplement. See “Information Incorporated by Reference” in this prospectus supplement.
      In this prospectus supplement, references to US dollars, $ and ¢ are to US currency; references to sterling, £, pence or p are to UK currency; references to euro and € are to the currency of the European Economic and Monetary Union.

EXCHANGE RATES
      Noon buying rates have been used for certain convenience translations presented in this prospectus supplement but have not been used in the preparation of the Reed Elsevier combined financial statements, or the consolidated financial statements of Reed Elsevier PLC or Reed Elsevier NV. For a discussion of the impact of currency fluctuations on Reed Elsevier’s combined results of operations and combined financial position, See “Item 5: Operating and Financial Review and Prospects” in the 2004 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.
      The following table illustrates, for the periods and dates indicated, certain information concerning the Noon Buying Rate for pounds sterling expressed in US dollars per £1.00.

	Period

Year Ended December 31,	End	Average(1)	High	Low

	(US dollars per £1.00)
2004	1.93	1.83	1.95	1.75
2003	1.78	1.64	1.78	1.55
2002	1.61	1.50	1.61	1.41
2001	1.45	1.44	1.50	1.37
2000	1.49	1.52	1.65	1.40

Month	High	Low

June 2005 (through June , 2005)
May 2005	1.90	1.82
April 2005	1.92	1.87
March 2005	1.93	1.87
February 2005	1.92	1.86
January 2005	1.92	1.86
December 2004	1.95	1.91

(1)	The average of the noon buying rates on the last day of each month during the relevant period.
     The following table illustrates, for the periods and dates indicated, certain information concerning the noon buying rate for the euro expressed in US dollars per €1.00.

	Period

Year Ended December 31,	End	Average(1)	High	Low

	(US dollars per €1.00)
2004	1.37	1.24	1.36	1.18
2003	1.26	1.13	1.26	1.04
2002	1.05	0.95	1.05	0.86
2001	0.89	0.90	0.95	0.84
2000	0.94	0.92	1.03	0.83

Month	High	Low

June 2005 (through June , 2005)
May 2005	1.29	1.23
April 2005	1.31	1.20
March 2005	1.35	1.29
February 2005	1.33	1.28
January 2005	1.35	1.30
December 2004	1.36	1.32

(1)	The average of the noon buying rates on the last day of each month during the relevant period.

SPECIAL NOTE REGARDING
FORWARD LOOKING STATEMENTS
      This prospectus supplement, the prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain or incorporate by reference a number of forward looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act 1934, as amended, with respect to:

•	financial condition;

•	results of operations;

•	competitive positions;

•	the features and functions of and markets for the products and services we offer; and

•	our business plans and strategies.
      We consider any statements that are not historical facts to be “forward looking statements”. These statements are based on the current expectations of the management of our businesses and are subject to risks and uncertainties that could cause actual results or outcomes to differ from those expressed in any forward looking statement. These differences could be material; therefore, you should evaluate forward looking statements in light of various important factors, including those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus.
      Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward looking statements include, among others:

•	general economic and business conditions;

•	exchange rate fluctuations;

•	the impact of technological change, including the impact of electronic or other distribution formats, on our businesses;

•	competitive factors in the industries in which we operate;

•	demand for our products and services;

•	uncertainties as to whether our strategies and business plans will produce the expected returns;

•	significant failures or interruptions of our electronic delivery platforms;

•	breaches of our data security systems or other unauthorised access to our databases;

•	our ability to maintain high quality management;

•	changes in law and legal interpretation affecting our intellectual property rights and internet communications;

•	legislative, fiscal and regulatory developments and political risks;

•	requirements or actions of anti-trust authorities;

•	changes in the seasonal and cyclical nature of the markets for our products and services;

•	changes in, and the timing of, public funding and spending by schools, academic institutions and states;

•	disruption to our business or markets arising from natural disasters, acts of terrorism or war; and

•	other risks referenced from time to time in the filings of Reed Elsevier PLC and Reed Elsevier NV with the Securities and Exchange Commission.

      The terms “estimate”, “project”, “plan”, “intend”, “expect”, “believe”, “should” and similar expressions identify forward looking statements. These forward looking statements are found at various places throughout this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
      You should not place undue reliance on these forward looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. We undertake no obligation to publicly update or release any revisions to these forward looking statements to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information included in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand us and the sale of the Notes fully, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.
Background
      We are one of the world’s leading publishers and information providers. Our activities include science and medical, legal, education and business publishing. Our principal operations are in North America and Europe. For the year ended December 31, 2004, we had total turnover of approximately £4.8 billion and an average of approximately 35,100 employees. In 2004, North America represented our largest single geographic market, based on turnover by destination, contributing 58% of our total turnover.
      Reed Elsevier came into existence in January 1993 when Reed Elsevier PLC and Reed Elsevier NV contributed their businesses to two jointly owned companies, Reed Elsevier Group plc, a UK registered company which owns the publishing and information businesses, and Elsevier Reed Finance BV, a Dutch registered company which owns the financing activities. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities and are publicly held companies. Reed Elsevier PLC’s securities are listed in London and New York, and Reed Elsevier NV’s securities are listed in Amsterdam and New York. Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier Group plc, which is jointly owned by Reed Elsevier PLC and Reed Elsevier NV.
      Reed Elsevier PLC and Reed Elsevier NV each hold a 50% interest in Reed Elsevier Group plc. Reed Elsevier PLC holds a 39% interest in Elsevier Reed Finance BV, with Reed Elsevier NV holding a 61% interest. Reed Elsevier PLC additionally holds a 5.8% indirect equity interest in Reed Elsevier NV, reflecting the arrangements entered into between the two companies at the time of the merger, which determined the equalisation ratio whereby one Reed Elsevier NV ordinary share is, in broad terms, intended to confer equivalent economic interests to 1.538 Reed Elsevier PLC ordinary shares. The equalisation ratio is subject to change to reflect share splits and similar events that affect the number of outstanding ordinary shares of either Reed Elsevier PLC or Reed Elsevier NV.
      Under the equalisation arrangements, Reed Elsevier PLC shareholders have a 52.9% economic interest in Reed Elsevier, and Reed Elsevier NV shareholders (other than Reed Elsevier PLC) have a 47.1% economic interest in Reed Elsevier. Holders of ordinary shares in Reed Elsevier PLC and Reed Elsevier NV enjoy substantially equivalent dividend and capital rights with respect to their ordinary shares.
      The boards of both Reed Elsevier PLC and Reed Elsevier NV have agreed, except in exceptional circumstances, to recommend equivalent gross dividends (including, with respect to the dividend on Reed Elsevier PLC ordinary shares, the associated UK tax credit), based on the equalisation ratio. A Reed Elsevier PLC ordinary share pays dividends in sterling and is subject to UK tax law with respect to dividend and capital rights. A Reed Elsevier NV ordinary share pays dividends in euros and is subject to Dutch tax law with respect to dividend and capital rights.
      The principal assets of Reed Elsevier PLC comprise its 50% interest in Reed Elsevier Group plc, its 39% interest in Elsevier Reed Finance BV, its indirect equity interest in Reed Elsevier NV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc. The principal assets of Reed Elsevier NV comprise its 50% interest in Reed Elsevier Group plc, its 61% interest in Elsevier Reed Finance BV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier NV also owns shares, carrying special dividend rights, in certain of the Dutch subsidiaries of Reed Elsevier Group plc. These shares enable Reed Elsevier NV to receive dividends from companies within its tax jurisdiction, thereby mitigating Reed Elsevier’s potential tax costs.

Operations
      We derive our turnover principally from subscriptions, circulation and copy sales, advertising sales and exhibition fees. In 2004, 38% of Reed Elsevier’s turnover was derived from subscriptions; 33% from circulation and copy sales; 13% from advertising sales; 9% from exhibition fees; and 7% from other sources. An increasing proportion of turnover is derived from electronic information products, principally internet based, and in 2004, 32% of our turnover was derived from such sources, including 61% of LexisNexis turnover, 43% of Elsevier turnover and 10% of Reed Business turnover.
      We operate in four principal segments.
      Elsevier. Elsevier comprises worldwide scientific, technical and medical publishing and communications businesses. Total revenues for the year ended December 31, 2004 were £1,363 million.
      LexisNexis. LexisNexis provides legal, tax, regulatory and business information to professional, business and government customers internationally. Total revenues for the year ended December 31, 2004 were £1,292 million.
      Harcourt Education. Harcourt Education publishes school textbooks and related instructional and assessment materials, principally in the United States, the United Kingdom, Australia, New Zealand and southern Africa. Total revenues for the year ended December 31, 2004 were £868 million.
      Reed Business. Reed Business, provides information and marketing solutions to businesses and business professionals in the United States, the United Kingdom, continental Europe, Australia and Asia. The division also organises trade exhibitions internationally. Total revenues for the year ended December 31, 2004 were £1,289 million.
Principal Executive Offices
      Reed Elsevier Capital’s principal executive offices are located at 1105 North Market Street, Suite 942, Wilmington, DE 19801. Tel: +302 427 9299. The principal executive offices of Reed Elsevier PLC are located at 1-3 Strand, London WC2N 5JR, England. Tel: +44 20 7930 7077. The principal executive offices of Reed Elsevier NV are located at Radarweg 29, 1043 NX Amsterdam, the Netherlands. Tel: +31 20 485 2434. Our internet address is www.reedelsevier.com. The information on our website is not incorporated by reference into this prospectus supplement.

The Offering

Issuer	Reed Elsevier Capital Inc.

Notes Offered	$ total principal amount of % Fixed Rate Notes due

$ total principal amount of Floating Rate Notes due

Maturity Dates	for Fixed Rate Notes

for Floating Rate Notes

Interest Payment Dates:

Fixed Rate Notes	and of each year, beginning on

Floating Rate Notes	Each , , and , beginning on

Ranking	The Notes will be senior unsecured obligations of Reed Elsevier Capital. The Notes will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of Reed Elsevier Capital.

Guarantors	Reed Elsevier PLC and Reed Elsevier NV

Guarantees	Reed Elsevier PLC and Reed Elsevier NV will unconditionally and irrevocably guarantee the Notes on a joint and several basis. The Guarantees will rank equally with all of the existing and future senior unsecured indebtedness of Reed Elsevier PLC and Reed Elsevier NV.

Covenants	Under the indenture, we have agreed to certain restrictions on incurring liens and entering into certain transactions. See “Description of the Debt Securities and Guarantees — Covenants of Reed Elsevier Capital and the Guarantors” in the accompanying prospectus.

Optional Redemption of Notes	Reed Elsevier Capital may redeem the Fixed Rate Notes, in whole or in part, at any time at the “make-whole” redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption of the Fixed Rate Notes” in this prospectus supplement. Reed Elsevier Capital may not redeem the Floating Rate Notes at any time prior to maturity except for certain tax reasons, as discussed herein.

Optional Redemption of Notes for Tax Reasons	Reed Elsevier Capital may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption for Tax Reasons” in this prospectus supplement.

Use of Proceeds	The net proceeds of this offering are estimated to be approximately $ million (after deducting underwriting discounts and transaction expenses). We intend to use the net proceeds for the repayment of US commercial paper.

Governing Law	State of New York

Trustee	JPMorgan Chase Bank, N.A.

Paying and Transfer Agent	JPMorgan Chase Bank, N.A.

Clearance and Settlement	The Notes will be cleared through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Ratio of Earnings to Fixed Charges	The ratio of earnings to fixed charges of Reed Elsevier for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 in accordance with UK GAAP were 4.0x, 3.3x, 2.1x, 2.0x and 2.2x, respectively, and in accordance with US GAAP were 4.8x, 4.7x, 3.2x, 1.7x and 1.8x, respectively. See “Ratio of Earnings to Fixed Charges” in this prospectus supplement for a further discussion of the ratio of earnings to fixed charges, including a recalculation of the ratio in accordance with International Financial Reporting Standards.

RISK FACTORS
      You should carefully consider the following risks before making a decision to invest in the Notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business.
Risks relating to our business

We operate in a highly competitive environment that is subject to rapid change and we must continue to invest and adapt to remain competitive.
      Our businesses operate in highly competitive markets. These markets continue to change in response to technological innovations, changing legislation and other factors. We cannot predict with certainty the changes that may occur and the effect of those changes on the competitiveness of our businesses. In particular, the means of delivering our products and services, and the products and services themselves, may be subject to rapid technological and other changes. We cannot predict whether technological innovations will, in the future, make some of our products wholly or partially obsolete. We may be required to invest significant resources to further adapt to the changing competitive environment.

We cannot assure you that there will be continued demand for our products and services.
      Our businesses are dependent on the continued acceptance by our customers of our products and services and the prices which we charge for our products and services. We cannot predict whether there will be changes in the future, either in the market demand or from the actions of competitors, which will affect the acceptability of products, services and prices to our customers.

Fluctuations in exchange rates may affect our reported results.
      Our financial statements are expressed in pounds sterling and euros and are, therefore, subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than our reporting currencies. The United States is our most important market and, accordingly, significant fluctuations in US dollar/sterling and US dollar/euro exchange rates can significantly affect our reported results from year to year. In 2004, movements in exchange rates decreased our reported turnover by £342 million, operating profit by £31 million and profit before tax by £16 million compared to 2003. In addition, in some of our businesses we incur costs in currencies other than those in which revenues are earned. The relative movements between the exchange rates in the currencies in which costs are incurred and the currencies in which revenues are earned can significantly affect the results of those businesses.

Changes in tax laws or their application may adversely affect our reported results.
      Our businesses operate in over 100 locations worldwide and our earnings are subject to taxation in many differing jurisdictions and at differing rates. We seek to organise our affairs in a tax efficient manner, taking account of the jurisdictions in which we operate. Tax laws that apply to Reed Elsevier businesses may be amended by the relevant authorities, for example as a result of changes in fiscal circumstances or priorities. Such amendments, or their application to Reed Elsevier businesses, may adversely affect our reported results.

Changes in regulation on information collection and use could adversely affect our revenues and our costs.
      Legal regulation relating to internet communications, data protection, e-commerce, direct marketing and digital advertising and use of public records is becoming more prevalent. Existing and proposed legislation and regulations, including changes in the manner in which such legislation and regulations are interpreted by courts, in the United States, the European Union and other jurisdictions may impose limits on our collection and use of certain kinds of information about individuals and our ability to communicate such information effectively with our customers. We are unable to predict in what form laws and regulations will be adopted or how they will be construed by the courts, or the extent to which any changes might adversely affect our business.

Our intellectual property rights may not be adequately protected under current laws in some jurisdictions, which may adversely affect our results and our ability to grow.
      Our products and services are largely comprised of intellectual property content delivered through a variety of media, including journals, books, CDs, and online, including the internet. We rely on trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights in these products and services. However, we cannot assure you that our proprietary rights will not be challenged, limited, invalidated or circumvented. Despite trademark and copyright protection and similar intellectual property protection laws, third parties may be able to copy, infringe or otherwise profit from our proprietary rights without our authorisation. These unauthorised activities may be facilitated by the internet.
      In addition, whilst there is now certain internet-specific copyright legislation in the United States and in the European Union, there remains significant uncertainty as to the date from which these will be enforced and the form copyright law regulating digital content may ultimately take. In the United States, copyright laws are increasingly coming under legal challenge and, in the European Union, national legislation by the member states implementing the EU Copyright Directive has not yet been adopted. These factors create additional challenges for us in protecting our proprietary rights to content delivered through the internet and electronic platforms. Moreover, whilst non-copyrightable databases are protected in many circumstances by copyright law in the European Union, there is no equivalent legal protection in the United States.

We may be unable to implement and execute our strategic and business plans if we cannot maintain high quality management.
      The implementation and execution of our strategic and business plans depend on the availability of high quality management resources across all our businesses. We cannot predict that in the future such resources will be available.

We cannot assure you whether our substantial investment in electronic product and platform initiatives will produce satisfactory, long term returns.
      We are investing significant amounts to develop and promote electronic products and platforms. The provision of electronic products and services is very competitive and we may experience difficulties developing this aspect of our business due to a variety of factors, many of which are beyond our control. These factors may include competition from comparable and new technologies and changes in regulation.

Our businesses may be adversely affected if their electronic delivery platforms, networks or distribution systems experience a significant failure or interruption.
      Our businesses are increasingly dependent on electronic platforms and distribution systems, primarily the internet, for delivery of their products and services. Although plans and procedures are in place to reduce such risks, our businesses could be adversely affected if their electronic delivery platforms and networks experience a significant failure or interruption.

Breaches of our data security systems or other unauthorised access to our databases could adversely affect our business and operations.
      Our businesses provide customers with access to database information such as caselaw, treatises, journals, and publications as well as other data. Our LexisNexis risk management business also provides authorised customers with access to public records and other information on US individuals made available in accordance with applicable privacy laws and regulations. There are persons who try to breach our data security systems or gain other unauthorised access to our databases in order to misappropriate such information for potentially fraudulent purposes and we have recently disclosed incidents of such unauthorised access. See “Description of Our Business — LexisNexis.” Because the techniques used by such persons change frequently, we may be unable to anticipate or protect against the threat of breaches of data security or other unauthorised access. Breaches of our data security systems or other unauthorised access to our databases could damage our reputation and expose us to a risk of loss or litigation and possible liability.

Changes in government funding of or spending by, schools, academic institutions and states may adversely affect demand for the products and services of our education and science and medical businesses.
      The customers of our Harcourt Education business in the United States are state boards of education and local school districts, which rely on various sources of governmental funding, primarily from state and local governments, to purchase products and services offered by our education business. The principal customers for the information products and services offered by our Elsevier science and medical publishing business are academic institutions, which fund purchases of these products and services from limited budgets that may be sensitive to changes in private and governmental sources of funding. Accordingly, any decreases or delays in governmental funding for schools, decreases in budgets of academic institutions, changes in the spending patterns of schools or academic institutions could negatively impact our businesses.

Our scientific, technical and medical primary journals could be adversely affected by changes in the market.
      The scientific, technical and medical (STM) primary publications of Elsevier, like those of most of our competitors, are published on a paid subscription basis. There has been recent debate in the academic and library communities, which are the principal customers for our STM publications, regarding whether such publications should be free and funded instead through fees charged to authors and from governmental and other subsidies or made freely available after a period following publication. If these methods of STM publishing are widely adopted, it could adversely affect our revenues from Elsevier’s paid subscription publications.

A significant portion of our revenue is derived from advertising and exhibitions and spending by companies on advertising and other marketing activities has historically been cyclical.
      Approximately 13%, of our revenue in 2004 was derived from advertising and 9% from exhibitions. The Reed Business segment in particular is highly dependent on advertising and exhibitions revenues. In 2004, 37% of Reed Business segment revenues were derived from advertising and 33% from exhibitions.
      Traditionally, spending by companies on advertising and other marketing activities has been cyclical with companies spending significantly less on advertising in times of economic slowdown or recession. Our results could be adversely affected by a reduction of advertising revenues following economic slowdown or recession.
      The exhibitions business is similarly affected by cyclical pressures on spending by companies. Additionally, participation and attendance at exhibitions is affected by the availability of exhibition venues and the propensity of exhibitors and attendees to travel. Our results could be adversely affected if the availability of venues or the demand from exhibitors and attendees were reduced, for example due to international security concerns or acts of terrorism or war.

USE OF PROCEEDS
      We estimate that the net proceeds from this offering will be approximately $      million (after deducting underwriting discounts and transaction expenses).
      We expect to use the proceeds for the repayment of US commercial paper. Those borrowings have maturities ranging from overnight to 21 days and a mixture of interest rates ranging from LIBOR minus 1 basis points to LIBOR plus 4 basis points and were incurred by one of our subsidiaries, other than Reed Elsevier Capital, for various purposes, including the repayment of $150 million principal amount of Reed Elsevier Capital’s 7% notes, which matured on May 15, 2005.

DESCRIPTION OF OUR BUSINESS
      We are one of the world’s leading publishers and information providers. Our activities include science and medical, legal, education and business publishing. Our principal operations are in North America and Europe. For the year ended December 31, 2004, we had total turnover of approximately £4.8 billion and an average of approximately 35,100 employees. In 2004, North America represented our largest single geographic market, based on turnover by destination, contributing 58% of our total turnover.
      Turnover is derived principally from subscriptions, circulation and copy sales, advertising sales and exhibition fees. In 2004, 38% of Reed Elsevier’s turnover was derived from subscriptions; 33% from circulation and copy sales; 13% from advertising sales; 9% from exhibition fees; and 7% from other sources. An increasing proportion of turnover is derived from electronic information products, principally internet based, and in 2004, 32% of our turnover was derived from such sources, including 61% of LexisNexis turnover, 43% of Elsevier turnover and 10% of Reed Business turnover.
      Subscription sales are defined as turnover derived from the periodic distribution or update of a product or from the provision of access to online services, which is often prepaid. Circulation and copy sales include all other turnover from the distribution of a product and transactional sales of online services, usually on cash or credit terms. The level of publishing-related advertising sales and exhibition fees has historically been tied closely to the economic and business investment cycle with changes in the profit performance of advertisers, business confidence and other economic factors having a high correlation with changes in the size of the market. Subscription sales and circulation and copy sales have tended to be more stable than advertising sales through economic cycles.
      Revenues are recognised for the various categories of turnover as follows: subscriptions on periodic despatch of subscribed product or ratably over the period of the subscription where performance is not measurable by despatch; circulation — on despatch; advertising on publication or period of online display; exhibitions on occurrence of the exhibition; educational testing contracts — over the term of the contract on percentage completed against delivery milestones. Where sales consist of two or more independent components, revenue is recognised on each component as it is completed by performance, based on attribution of relative value.
      Certain of our businesses are seasonal in nature. In Elsevier, a significant proportion of annual revenue is derived from calendar year based journal subscriptions, with the substantial majority of annual cash inflow from these arising in the fourth quarter of each financial year. The majority of new Health Science publishing arises in the second half of the year. In Harcourt Education, the US Schools and Assessment businesses have a significant cash outflow in the first half of each year as product is produced and expenses incurred ahead of the main sales period in June through September, and after which there is substantial cash inflow. This, together with the phasing of other subscription receipts and exhibition deposits, results in significant cash flow seasonality whereby the substantial majority of annual operating cash inflows normally arises in the second half of the year.
      Our businesses compete for subscription, circulation and marketing expenditures in scientific and medical, legal, education and business sectors. The bases of competition include, for readers and users of the information, the quality and variety of the editorial content, the quality of the software to derive added value from the information, the timeliness and the price of the products and, for advertisers, the quality and the size of the audiences targeted.

      Our businesses provide products and services that are organised to serve four business sectors: Elsevier serves the science and medical sector; LexisNexis, the legal sector; Harcourt Education, the education sector; and Reed Business, the business to business sector.

	Turnover
	Year Ended December 31

	2004		2003		2002

	(In millions, except percentages)
Elsevier	£1,363	28%	£1,381	28%	£1,295	26%
LexisNexis	1,292	27	1,318	27	1,349	27
Harcourt Education	868	18	898	18	993	20
Reed Business	1,289	27	1,328	27	1,383	27

Total	£4,812	100%	£4,925	100%	£5,020	100%

      The continued decline in the US dollar since 2002 has had an adverse impact on turnover. Turnover decreased by 2% to £4,812 million in 2004 compared to 2003 and by 2% to £4,925 million in 2003 compared to 2002. At constant exchange rates, turnover was 5% higher in 2004 compared to 2003 (3% higher excluding acquisitions and disposals) and 1% higher in 2003 compared to 2002 (flat excluding acquisitions and disposals). Percentage movements at constant exchange rates are calculated using the average exchange rates for the previous financial year.
ELSEVIER

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Turnover
Elsevier
Science & Technology	£779	£789	£746
Health Sciences	584	592	549

	£1,363	£1,381	£1,295

      Revenues were 1% lower in 2004 compared to 2003, or 4% higher at constant exchange rates. In 2003, revenues were 7% higher compared to 2002, or 8% higher at constant exchange rates.
      Elsevier comprises international scientific, technical and medical publishing and communications businesses. Elsevier is headquartered in Amsterdam and its principal operations are located in London, Oxford, Paris, Munich, New York, Philadelphia, St. Louis, San Francisco, Singapore, Tokyo and Delhi.
      Elsevier is managed as two customer-facing divisions: Science & Technology and Health Sciences, supported by an Operations division.

Science & Technology
      The Science & Technology division contributed 57% of the total Elsevier turnover in 2004. Of this turnover, 77% came from journals, 9% from books and the rest mainly from databases and software. Approximately 40% of Science & Technology turnover in 2004 was derived from North America, 32% from Europe and the remaining 28% from the rest of the world.
      Through a number of imprints, including Elsevier, Academic Press and Butterworth Heinemann, Elsevier supplies scientific and technical information through journals and books, in print and electronic media, to libraries, scientists and professionals serving a wide range of research fields including the life sciences, social sciences, materials, engineering, chemistry, physics, economics, mathematics, earth sciences, computer sciences, management and psychology. Among Elsevier’s scientific journals well known in their fields are Cell, Brain Research, Neuroscience, Biochimica et Biophysica Acta, Journal of Molecular Biology, Molecular Therapy and Developmental Biology in the life sciences; Tetrahedron and Journal of

Chromatography in chemistry; Physics Letters, Solid State Communications, Journal of Computational Physics and Journal of Sound and Vibration in physics; Journal of Financial Economics in economics; and Artificial Intelligence in the computer sciences field.
      Science & Technology’s flagship electronic product, ScienceDirect, is a full text online scientific research service. ScienceDirect now holds 6.7 million scientific research articles and 40 major reference works that can be searched, accessed and linked. Elsevier also publishes secondary material in the form of supporting bibliographic data, indexes and abstracts, and tertiary information in the form of review and reference works.
      In November 2004, Elsevier launched a major new electronic product, Scopus, which provides scientists with a comprehensive database and intuitive tool to navigate their way quickly through the world’s accumulated scientific research. The Scopus database has nearly 30 million abstracts of scientific research articles, from 14,000 peer reviewed publications. The navigational service was developed in close collaboration with 20 library partners around the world.
      Elsevier offers secondary databases, available electronically, online or on CD. These include: EMBASE, covering pharmaceutical and biomedical sciences; Compendex, covering the engineering disciplines; and Geobase, focusing on geoscience and related areas.
      Elsevier offers software solutions provided by its two software businesses, MDL Information Systems (“MDL”) and Endeavor Information Systems (“Endeavor”). MDL provides research tools and software solutions to the life sciences industry and, through Endeavor, Elsevier provides integrated collection management solutions for libraries.
      Competition within the science and technology publishing fields is generally on a journal by journal basis. Competing leading journals are typically published by learned societies such as the American Chemical Society, the Institute of Electrical and Electronics Engineers and the American Institute of Physics in the United States and the Royal Society of Chemistry in the United Kingdom.
      Journals are generally sold to libraries, with subscription agents facilitating the administrative process. Electronic products, such as ScienceDirect, are sold through our dedicated sales force which has offices around the world including Amsterdam, New York, Rio de Janeiro, Singapore and Tokyo. Books are sold through book stores, both traditional and online, and wholesalers.

Health Sciences
      The Health Sciences division of Elsevier operates an international network of nursing, health professions and medical publishing and communications businesses under the Saunders, Mosby, Churchill Livingstone, Elsevier and Excerpta Medica imprints and brands. Its principal geographic markets are the United States, the United Kingdom, Germany and France, while other important markets include Italy, Spain, Canada, Australia, Japan and China.
      The division contributed approximately 43% of Elsevier turnover in 2004. Of this turnover, 47% came from journals, 46% from books and the remainder mainly from the pharmaceutical communication business. Approximately 58% of Health Sciences turnover in 2004 was derived from North America, 26% from Europe and the remaining 16% from the rest of the world.
      Elsevier publishes international medical titles such as The Lancet and Gray’s Anatomy. Other medical books and journals include The Journal of the American College of Cardiology, Gastroenterology, The Journal of Allergy and Clinical Immunology, Pain, Encyclopédie Médico-Chirurgicale, the book series Les Conférences d’Enseignement and Potter and Perry’s Fundamentals of Nursing. Within its publishing programme, Elsevier also publishes a number of journals for learned societies. As an extension of its medical reference works programme, Elsevier also publishes electronic editions of a number of reference titles. These are online versions whose functionality includes continuous updates, search facilities and medical, literature and drug updates.

      Elsevier publishes textbooks for students and practising professionals in the medical, nursing and health professions in the United States, United Kingdom, Canada and Australia. Elsevier’s medical textbooks include Cecil Textbook of Medicine, Guyton’s Textbook of Physiology, Robbins & Cotran Pathologic Basis of Disease, and Rang’s Pharmacology. Elsevier’s nursing titles include Mosby’s Medical, Nursing and Allied Health Dictionary, Mosby’s Nursing Drug Reference, Medical-Surgical Nursing and Wong’s Essentials of Pediatric Nursing. In the allied health professions markets, Elsevier publishes Chabner’s Language of Medicine, Merrill’s Atlas of Radiographic Positions & Radiologic Procedures, Ettinger’s Textbook of Veterinary Internal Medicine and Roberson’s Art and Science of Operative Dentistry.
      Elsevier offers a suite of electronic products serving both students and practising professionals across health science markets. In addition to offering medical journals online through ScienceDirect, Health Sciences’ flagship electronic product, MDConsult, provides web access to major medical reference works, databases, clinical journals, drug information, practice guidelines, education programmes, expert commentaries and medical news for medical students, physicians and other healthcare professionals. In 2004, Elsevier has continued to develop its online health sciences education platform, Evolve,which provides electronic content, services and course management tools to support and develop its health sciences text book programme.
      Through Excerpta Medica, Elsevier publishes customised information for healthcare professionals, medical societies and pharmaceutical companies internationally. Excerpta Medica also works closely with pharmaceutical companies to provide international marketing and communications platforms for new drugs.
      The medical publishing field is fragmented with competition generally on a title by title basis. In the United States, Elsevier faces regional competition from a number of information publishers and service providers, such as Wolters Kluwer’s Ovid, Adis Press, Springhouse and Lippincott Williams & Wilkins divisions, The Thomson Corporation, McGraw-Hill, Pearson, John Wiley & Sons, Taylor & Francis, the American Medical Association and the Massachusetts Medical Society (New England Journal of Medicine).
      Books are sold by book stores and wholesalers, and directly, generally through our dedicated sales force. Journals are generally sold to libraries, with subscription agents facilitating the administrative process, and to individuals, through direct mail and through societies. Electronic products, such as MDConsult, are generally sold directly through our dedicated sales force.

MediMedia Acquisition
      On May 26, 2005, we announced that we have entered into an agreement to acquire MediMedia’s European and US Netter professional medical publishing businesses (MediMedia MAP) for €270 million in cash, subject to the necessary regulatory clearances. Upon acquisition, these businesses will become part of the Elsevier Health Sciences division. The purchase price is expected to be financed through a combination of available cash and the proceeds of commercial paper borrowings.
      MediMedia MAP is a leading provider of medical information in international healthcare markets, with its principal operations in France, Spain and the US as well as activities in the UK, Italy and Mexico. MediMedia MAP provides medical books and journals and reference information principally for the practitioner market as well as continuing medical education and pharmaceutical industry sponsored communications. The MediMedia MAP businesses reported revenues of €101 million in 2004.

Operations
      The Operations division provides book and journal production, information technology, fulfilment and distribution services for both the Science & Technology and Health Sciences divisions.
      Much of the pre-press production for journals and books is outsourced. An electronic production system manages the production process from author submission to delivery of the full text of journal articles in whichever format the customer requires, via ScienceDirect, MDConsult, learned society websites, on CD or in print.
      Printing is primarily sourced through a variety of unaffiliated printers located in the United Kingdom, The Netherlands, the United States, China, Hong Kong and South America. Distribution of hard copy journals is mainly outsourced. Book distribution in Europe and the United States is mostly handled in-house.
LEXISNEXIS

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Turnover
LexisNexis
North America	£949	£992	£1,056
International	343	326	293

	£1,292	£1,318	£1,349

      Revenues were 2% lower in 2004 compared to 2003, or 7% higher at constant exchange rates. In 2003, revenues were 2% lower compared to 2002, or 3% higher at constant exchange rates.
      LexisNexis provides legal, tax, regulatory and business information to professional, business and government customers internationally and comprises LexisNexis North America and LexisNexis International. In 2004, LexisNexis North America contributed approximately 73% of the total LexisNexis turnover, with LexisNexis International accounting for 27%.
      During 2004, LexisNexis continued to invest in new content and online services as well as expanding into related workflow solutions through both organic development and acquisition.

LexisNexis North America
      LexisNexis North America operates principally in the United States and comprises North American Legal Markets and US Corporate and Federal Markets. In 2004, approximately 67%, of LexisNexis North America’s turnover came from subscription sales, including online services, 14% from transactional sales, including online services, 10% from advertising, including directory listings, 2% from circulation and copy sales and the remaining 7% from other sources.
      North American Legal Markets develops, markets and sells LexisNexis information products and services in electronic and print formats to law firms and practitioners, law schools and state and local governments in the United States and Canada. During 2004, we have added significantly to US case law summaries and annotated state codes and selectively acquired a number of businesses, including providers of law firm practice management, billing and client development tools, that we can leverage with the assets and customer relationships we already have.
      The flagship online legal research service, lexis.com, provides online access to state and federal case law; codes and statutes; court documents; over 4.9 billion searchable documents; business news, legal news, and regional news; expert commentary on the law; and sophisticated searching and linking tools customized for the needs of legal researchers. Other brands and products include:

•	Matthew Bender, a publisher of legal analysis with leading titles such as Collier on Bankruptcy, Moore’s Federal Practice and Nimmer on Copyright.

•	Michie, a publisher of more than 600 practice-enhancing titles, 400 custom legal publications and annotated codes for all 50 US states and Canada. In addition, Michie is the publisher of the United States Code Service and United States Supreme Court Reports, Lawyers’ Edition.

•	Applied Discovery, a leading provider of electronic discovery services to law firms and corporations in the United States.

•	Courtlink, providing online access to courts in the United States with advanced filing and searching and notification capabilities.

•	Shepard’s, the publisher of Shepard’s Citations Service, a US legal citation service delivered online or in print. “Shepardizing”TM is a common process for US lawyers that involves checking the continuing authority of a case or statutory reference in light of subsequent legal changes.

•	Martindale-Hubbell, the publisher of biographical information on the legal profession in North America and internationally. The Martindale-Hubbell Law Directory, including the martindale.com databases, is typically utilized as a marketing vehicle by law firms, and provides access to the qualifications and credentials of over one million lawyers and law firms internationally. In addition, Martindale-Hubbell offers a suite of web services, in combination with professional listings, on its lawyers.com site, which is aimed at smaller law firms targeting consumers and small businesses.
      US Corporate and Federal Markets develops, markets and sells LexisNexis products and services to corporations, federal government agencies and academic institutions and also manages news, business, financial and public records content acquisition and enhancements. The risk management applications of US Corporate and Federal Markets are designed to assist customers in managing risk through fraud detection and prevention, identity verification, pre-employment screening and due diligence. The acquisition of Seisint Inc. completed in the second half of 2004, significantly expanded the risk management business. Seisint provides information products, including Accurint and Securint, that allow business, financial services, legal and government customers to quickly and easily extract valuable knowledge from a vast array of data.
      We announced on March 9, 2005 and April 12, 2005 that LexisNexis had identified a number of incidents of potentially fraudulent access to information about US individuals at its recently acquired Seisint unit. The incidents arose from the misappropriation by third parties of IDs and passwords from legitimate customers of Seisint. The information concerned related to names and addresses and other personal identifying information such as social security and driver’s licence numbers.
      We estimated that as of the date of the second announcement, information on approximately 310,000 US individuals in total may have been accessed. Our LexisNexis unit has notified all these individuals and is offering free support services, including credit bureau reports, credit monitoring for one year and fraud insurance, to monitor and protect them from possible fraud associated with identity theft. LexisNexis will provide fraud counselling services or specialised assistance to any individual who has been the victim of identity theft related to these incidents.
      We do not believe that the unauthorised access to LexisNexis databases, and the related notification and other measures taken to address them, will have a material adverse effect on our financial position or results of our operations.
      In April 2005, a purported class action captioned Syran v. LexisNexis Group, et. al., Case No. 05 CV 0909 LAB (POR), was filed in the United States District Court for the Southern District of California. The lawsuit names Reed Elsevier, Inc., LexisNexis Group, and Seisint, Inc. as defendants and claims violations of the federal Fair Credit Reporting Act, the California Information Practices Act, the California Consumer Credit Reporting Agencies Act, the California Investigative Consumer Reporting Agencies Act, and the California Unfair Competition Law based on Defendants’ alleged failure to maintain reasonable procedures to protect consumer credit information from unauthorized access by third parties. No proceedings relating to this purported class action have yet occurred. The plaintiffs seek unspecified punitive and statutory damages, attorneys’ fees and costs, and injunctive relief. We believe we have strong procedural and substantive defences to this action and will vigorously pursue them.
      In US legal markets, LexisNexis North America’s principal competitor is West (The Thomson Corporation). The principal competitors in corporate and government markets are West and Dialog (The Thomson Corporation), Factiva (a Reuters/ Dow Jones joint venture) and Choicepoint.

  LexisNexis International
      The LexisNexis International division comprises LexisNexis Europe and Africa, headquartered in London; LexisNexis Asia Pacific, headquartered in Singapore; and LexisNexis Latin America, headquartered in Buenos Aires. In 2004, approximately 64% of LexisNexis International’s turnover was derived from subscriptions, 26% from circulation and copy sales, 1% from advertising and 9% from other sources. In the same year, approximately 44% of turnover came from the UK, 31% from Continental Europe and 25% from the rest of the world. During 2004, progress has been made with the development of the global online delivery platform, with the launch of services on the new platform in France, Germany, Australia and the UK.
      LexisNexis Europe and Africa includes LexisNexis Butterworths in the United Kingdom and South Africa; LexisNexis in France, Benelux and Poland; LexisNexis Deutschland in Germany; Verlag LexisNexis ARD Orac in Austria; as well as minority interests in Giuffré Editore in Italy and Stämpfli Verlag in Switzerland.
      LexisNexis Butterworths in the United Kingdom is a professional publisher, providing legal, tax and business information via online, print and CD media. The new web-based LexisNexis Butterworths service provides a resource for legal, tax, regulatory and business information, including access to a range of UK, US, Australian, New Zealand, South African and other legal materials, via a single gateway. LexisNexis Butterworths’s principal publications are Halsbury’s Laws of England, The Encyclopaedia of Forms and Precedents, Simon’s Taxes and Butterworths Company Law Service. The principal competitors in the United Kingdom are Sweet & Maxwell and Westlaw (both part of the Thomson Corporation) in legal markets; CCH Croner (Wolters Kluwer) in tax and regulatory markets; and Factiva (a Reuters/ Dow Jones joint venture) in corporate markets.
      LexisNexis in France is a provider of information to lawyers, notaries and courts, with JurisClasseur and La Semaine Juridique being the principal publications. Under the brands Infolib and Légisoft, LexisNexis also provides practice management, production and computation software tools for lawyers, notaries and accountants. The major competitors of LexisNexis in France are Editions Francis Lefèbvre, Editions Legislatives, Dalloz (Lagardere) and Lamy (Wolters Kluwer).
HARCOURT EDUCATION

	Year Ended
	December 31,

	2004	2003	2002

	(In millions)
Turnover

Harcourt Education
US Schools and Assessment	£774	£810	£908
International	94	88	85

	£868	£898	£993

      Revenues were 3% lower in 2004 compared to 2003, or 7% higher at constant exchange rates. In 2003, revenues were 10% lower compared to 2002, or 3% lower at constant exchange rates.
      Harcourt Education comprises: the Harcourt Education US Schools and Assessment businesses, which provide print and multimedia teaching and assessment materials, principally for kindergarten to 12th grade students in the United States; and Harcourt Education International, which provides educational content to students and teachers, principally in the United Kingdom, Australia, New Zealand and southern Africa. Management responsibility for the Greenwood-Heinemann and Global Library businesses has been transferred from the International businesses to the US Schools and Assessment businesses with which they are more closely aligned. The prior year comparatives for these businesses have been restated accordingly.
      In 2004, the Harcourt Education US Schools and Assessment businesses contributed approximately 89% of the total turnover of Harcourt Education, with Harcourt Education International accounting for

11%. Approximately 85% of Harcourt Education turnover in 2004 was derived from North America, 10%, from Europe and the remaining 5% from the rest of the world.
  Harcourt Education US Schools and Assessment
      Harcourt Education US Schools and Assessment businesses provide textbooks and related instructional materials to US schools, and comprise Harcourt School Publishers; Holt, Rinehart and Winston; Harcourt Achieve; Greenwood-Heinemann; Global Library; and Harcourt Trade Publishers.
      Harcourt School Publishers, based in Orlando, Florida, is a publisher of print and technology-enabled instructional materials for students in kindergarten to 6th grade. It publishes educational material covering seven principal disciplines: reading, mathematics, social studies, science, language arts, health and art. Its programmes include Trophies, Harcourt Language, Harcourt Math, Harcourt Brace Social Studies, Horizons, Harcourt Science and Your Health. Harcourt School Publishers also offers supplemental materials, interactive programmes and products to support its basal programmes directly to the teacher, parent, and the home-school market through its internet site.
      Holt, Rinehart and Winston, based in Austin, Texas, offers educational textbooks and related instructional materials, including print-based products, CDs, videos and internet-based support and reference materials to middle and secondary schools. It publishes educational material covering, in particular, literature and language arts, science, mathematics, world languages, and social studies. Its programmes include Elements of Literature, Elements of Language, Holt Middle School Math and Holt Science and Technology.
      Harcourt Achieve, based in Austin, Texas, is a publisher of supplemental kindergarten to 12th grade and adult education materials, including skills-based programmes, remedial learning, test preparation, professional development materials and general equivalency diploma preparation. Harcourt Achieve provides materials for students with special educational needs and for whom English is a second language. On June 30, 2004, Harcourt Education acquired Saxon Publishers, a leading publisher of skills-based instructional material for pre-kindergarten through high school students in mathematics, phonics and early childhood learning. The strength of Saxon’s skills-based math programme fits well with Harcourt’s supplemental business with its focus on reading and language arts. Programmes within Harcourt Achieve include Saxon Math, Rigby Literacy, Pair-It and Power Up!.
      Greenwood-Heinemann, headquartered in Westport, Connecticut, is a publisher of monograph and reference lists, teachers’ professional resources and educational materials for libraries and librarians. Global Library, headquartered in Oxford, United Kingdom, publishes reference materials for school libraries.
      Harcourt Trade Publishers, based in San Diego, California, includes the Harvest imprint. Harcourt Trade authors have won the Nobel Prize for Literature three times in the last eight years and Harcourt Trade books have won several prestigious awards and recognitions, including the National Book Award, Edgar Award, Man Booker Prize, and numerous New York Times “Best Book of the Year” citations.
      The principal warehouse and distribution facilities of the Harcourt Education US Schools businesses are in Bellmawr, New Jersey; Lewisville, Texas; and Troy, Missouri. Printing and binding is sourced through unaffiliated printers.
      The major customers of Harcourt Education US Schools’ kindergarten to 12th grade businesses are state boards of education and local district and school boards. In the United States, 21 states periodically purchase educational programmes through an adoption process. This process entails state education committees approving a short-list of education materials from which the school districts can purchase. We seek to keep our products on the approved list within each adoption state and market these products directly to the school districts. The 29 states without an adoption process, known as open territories, allow individual school districts to purchase any educational programmes. In the open territories, we actively market our products to individual school districts.

      The principal competitors of the Harcourt Education US Schools businesses are Pearson, McGraw Hill and Houghton-Mifflin. In the international library market, the principal competitors are Scholastic/ Grollier, Wayland (WH Smith) and Watts (Lagardere).
      Harcourt Assessment, headquartered in San Antonio, Texas, is a provider of educational, clinical and performance measurement.
      In educational testing, Harcourt Assessment provides a range of educational achievement, aptitude and guidance testing services for measuring kindergarten to 12th grade student progress. Principal products are norm-referenced, criterion-referenced and formative instructional assessments and include the Stanford Achievement Test Series.
      In clinical testing, Harcourt Assessment provides practising and research psychologists with psychological, speech and occupational therapy assessment tests for many aspects of human behaviour, intelligence and development. Products include the Wechsler Intelligence Scales, the Bayley Scales of Infant Development, the Beck Inventories, and Clinical Evaluation of Language Fundamentals.
      The principal competitors of Harcourt Assessment in educational testing are CTB (McGraw Hill), Riverside (Houghton-Mifflin) and, in scoring, NCS (Pearson). Competition in clinical testing is fragmented, with competitors including NCS (Pearson), American Guidance Services, Riverside (Houghton-Mifflin) and Pro-Ed.
  Harcourt Education International
      Harcourt Education International comprises the UK Schools publishing business; Rigby-Heinemann in Australia; Heinemann in southern Africa and Reed Publishing in New Zealand. In 2004, approximately 59%, of turnover was derived from the United Kingdom, 4% from the United States, 11%, from Australia and the remaining 26% from the rest of the world.
      The UK Schools business is a provider of textbooks and related instructional materials to the UK primary and secondary schools market through the Heinemann, Ginn and Rigby imprints. Rigby-Heinemann is a publisher of primary and secondary school books in Australia. In southern Africa, Heinemann is a publisher of school books and, in New Zealand, Reed Publishing publishes both textbooks and consumer books for the local market.
      Printing and binding are performed by unaffiliated printers both in the country of origin and around the world. Harcourt Education International has its own warehouse and distribution facilities in its principal territories. Harcourt Education International’s principal UK competitors are Longman (Pearson), Oxford University Press, Nelson Thornes (Wolters Kluwer) and Cambridge University Press. In Australia, the principal commercial competitors include Nelson, Macmillan, AWL and Jacaranda.
REED BUSINESS

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Turnover

Reed Business Information
US	£323	£365	£438
UK	244	234	241
Continental Europe	268	277	256
Asia Pacific	33	32	23
Reed Exhibitions	421	420	425

	£1,289	£1,328	£1,383

      Revenues were 3% lower in 2004 compared to 2003, or 2% higher at constant exchange rates. In 2003, revenues were 4% lower compared to 2002, or 3% lower both at reported and constant exchange rates.
      Reed Business comprises Reed Business Information, the business magazine and information businesses operating principally in the United States, the United Kingdom, Continental Europe and Asia Pacific, and Reed Exhibitions, an international exhibitions business.
  Reed Business Information
      Reed Business Information contributed approximately 67% of the turnover of Reed Business in 2004. In the United States, business to business magazines are primarily distributed on a “controlled circulation” basis, whereby the product is delivered without charge to qualified buyers within a targeted industry group based upon circulation lists developed and maintained by the publisher. Magazines distributed on a “controlled circulation” basis are therefore wholly dependent on advertising for their revenues. In the United Kingdom, business magazines are distributed both on a “controlled circulation” basis and a “paid circulation” basis, with “paid circulation” titles also dependent on advertising for a significant proportion of their revenues. In The Netherlands, a higher proportion of publications is sold by “paid circulation”.
      In 2004, approximately 56% of Reed Business Information turnover came from advertising, 23% from subscription sales, 7% from circulation sales, 4% from training and 10% from other sources including sales of software applications. Approximately 39% of Reed Business Information turnover in 2004 came from the United States, 23%, from the United Kingdom, 33% from Continental Europe and 5% from the rest of the world.
      2004 saw the launch of 10 titles, including Variety and Interior Design, in China through joint arrangements with IDG and Chinese partners, growth in the recently launched Design News Japan, and the development of Vlife within the Variety portfolio. Online revenues grew by more than 30% in 2004 to over £100 million reflecting increasing advertising and search demand in our webzines, recruitment sites, data services, and online search engines and directories.
      Reed Business Information US (“RBI US”) is a publisher of business information, with over 90 trade magazines. Amongst the RBI US titles are Variety, Broadcasting & Cable, Multichannel News, Publishers Weekly, EDN, Design News and Interior Design. RBI US also publishes product tabloids which provide information, primarily on new products, to managers and professionals in the industrial, processing, medical, scientific and high technology fields. Through its Reed Construction Data business, RBI US provides national coverage of construction project information, through subscription newsletters, CD and the online service Connect. Other products and services include websites, direct mail, newspapers, newsletters and custom published supplements.
      RBI US operates circulation management and fulfilment facilities in Colorado and the Caribbean island of St Kitts, through which it identifies, qualifies and maintains subscriber lists for substantially all of its titles. Paper and printing services are purchased on a coordinated basis with other Reed Elsevier businesses in the United States. Distribution of magazines is conducted primarily through the US postal service, supplemented by news-stand sales through unaffiliated wholesalers.
      Reed Elsevier’s US business to business titles compete on an individual basis with the publications of a number of publishers, including Penton Media, Advanstar, VNU, Primedia, Hanley Wood, McGraw-Hill and CMP Media (United Business Media).
      Reed Business Information UK (“RBI UK”), a business information publisher, has a portfolio of over 100 business magazines, directories, market access products and online services. Its business magazines include Computer Weekly, Farmers Weekly, Estates Gazette, Flight International, New Scientist, Caterer & Hotelkeeper, Commercial Motor and Community Care. Its online services consist of recruitment sites such as totaljobs.com and cwjobs.co.uk, an industrial search engine, Kellysearch.com, and data services and other sites, including Estates Gazette Interactive and ICIS-LOR. RBI UK additionally publishes print and online directories including Kompass and The Bankers’ Almanac Bankersalmanac.com.

      Paper and printing services are purchased from unaffiliated third parties, primarily on a coordinated basis with other Reed Elsevier businesses in the United Kingdom. RBI UK’s distribution is generally through public postal systems, with news-stand distribution for some titles through outside wholesalers. RBI UK competes directly with EMAP Business Communications, VNU and CMP Media in a number of sectors in the United Kingdom, and also with many smaller companies on an individual title by title basis.
      In Continental Europe, the principal business is Reed Business Information Netherlands (“RBI NL”), a business magazine and information publisher, publishing over 160 titles. Through trade journals, product news tabloids, directories, documentary systems, databases, newspapers and websites, RBI NL serves markets which include agriculture, catering, construction, engineering, food, fashion, horticulture, transportation, tourism and travel. Its principal titles include Elsevier, a current affairs weekly, Beleggers Belangen and FEM in business and management, Boerderij in agriculture and Distrifood in retail. Its titles are predominantly subscription-based and revenue is principally divided between subscriptions and advertising. Other publications within these businesses include Stratégies and Editions Prat in France and Detail in Germany. In Asia Pacific, principal titles include Australian Doctor and Money Management in Australia and EDN, a design news magazine for the electronics industry, in Asia.
      Printing and production is contracted out to third parties and distribution is mainly through the postal system. RBI NL competes with a number of companies on a title by title basis in individual market sectors, the largest competitors being Wolters Kluwer, VNU and SDU.
  Reed Exhibitions
      Reed Exhibitions organises trade exhibitions and conferences internationally, with over 420 events in 32 countries, attracting over 85,000 exhibitors and more than 5 million visitors annually. The business contributed approximately 33% of the turnover of Reed Business in 2004. Over 77% of Reed Exhibitions’ turnover is derived from exhibition participation fees, with the balance primarily attributable to conference fees, advertising in exhibition guides, sponsorship fees and admission charges. In 2004, approximately 26% of Reed Exhibitions’ turnover came from North America, 46% from Continental Europe, 10% from the United Kingdom and the remaining 18% from the rest of the world. As some events are held other than annually, turnover in any single year may be affected by the cycle of non-annual exhibitions.
      Reed Exhibitions’ events are concentrated primarily in the following industries: IT/communications; manufacturing; aerospace/defence; leisure; electronics; food and hospitality; travel; sports and recreation; entertainment; healthcare and pharmaceuticals; and retail.
      Reed Exhibitions’ principal events include JCK International Jewellery Shows, Professional Golfers Association (PGA) Merchandise Show, Canadian Machine Tool Show, National Hardware Show and National Manufacturing Week in North America; World Travel Market, DSEi and London Book Fair in the United Kingdom; Batimat, MIDEM, MIPTV, MIPcom, MIPIM, Salon Nautique and SAFI’s Maison et Objet in France, a joint venture between Reed Exhibitions and Les Ateliers d’Arts de France, AIMEX and Australian Gift Fairs in Australia; International Jewellery Tokyo in Japan; Asian Aerospace and Thai Metalex in South-East Asia; and the Travel series of international events.
      The exhibition industry has historically been extremely fragmented. The main US competitor is VNU. Outside the United States, competition comes primarily from industry focused trade associations and convention centre and exhibition hall owners who are also seeking an international presence.
Reed Elsevier Capital
      Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier Group plc, which is jointly-owned by Reed Elsevier PLC and Reed Elsevier NV. Reed Elsevier Capital was incorporated in Delaware in April 1995. It has no assets, operations, revenues or cash flows other than those related to the issuance and repayment of securities guaranteed by Reed Elsevier PLC and Reed Elsevier NV. Reed Elsevier Capital has $1,840 million of long-term debt (which amount includes borrowings of €500 million which have been swapped into US dollars) all of which is guaranteed by Reed Elsevier PLC and Reed Elsevier NV. Reed Elsevier Capital has no short-term debt or other borrowings. Reed Elsevier Capital does not publish separate non-consolidated financial statements.
Litigation
      We are party to various legal proceedings, the ultimate resolutions of which are not expected to have a material adverse effect on our financial position or the results of our operations.
      Reed Elsevier Inc. (“REI”), an indirect wholly-owned subsidiary of Reed Elsevier Group plc, has been named a defendant in a putative class action captioned Richard Fresco, et al. v. Automotive Directions, Inc., et al. brought in the federal district court in Florida, alleging that REI (through LexisNexis) violated certain provisions of the Driver’s Privacy Protection Act, 18 U.S.C. §§ 2721-2725 (the “DPPA”), when REI obtained and disclosed information originating from various state departments of highway safety and motor vehicles without the consent of the individuals to whom the information related. REI is one of several named defendants, including Seisint Inc., acquired by Reed Elsevier in September 2004. The complaint was filed in August 2003. No proceedings relating to the class certification motions, or other proceedings of substance, have yet occurred. REI has indemnity agreements from the entities that supplied REI with some of the information at issue in these matters. However, REI could still be adversely affected where indemnities were not obtained or where indemnities are available, in the event that the plaintiffs are successful in their claims and full recovery is not available under the indemnities. The plaintiffs seek unspecified compensatory and statutory liquidated damages, attorneys’ fees and costs, and injunctive relief. On March 8, 2005, the court stayed the litigation pending the outcome of an appeal to the United States Court of Appeals for the Eleventh Circuit of a decision in another case in the United States District Court for the Southern District of Florida, Kehoe v. Fidelity Federal Bank & Trust. Also in March, the plaintiffs moved to lift the stay as to certain defendants, including REI and Seisint Inc., based on those defendants’ alleged sale of drivers’ license information to identity thieves, and to permit plaintiffs to conduct discovery and to pursue equitable remedies. REI and Seisint Inc.’s response in opposition was filed on April 8. REI believes it has strong procedural and substantive defences to this action and will vigorously pursue them. See “Description of Our Business — LexisNexis.”

CAPITALIZATION
      The following table sets forth the capitalization of Reed Elsevier, as of December 31, 2004:

•	on an actual basis; and

•	on a pro forma basis to give effect to the sale of the Notes.
      The table has been derived from the audited combined balance sheet of Reed Elsevier as of December 31, 2004. You should read this table together with “Operating and Financial Review and Prospects — Operating Results — Reed Elsevier” and the combined financial statements of Reed Elsevier in the 2004 Annual Report on Form 20-F, each as incorporated by reference in this prospectus supplement.

	As of December 31, 2004(1)(2)

		Pro Forma	Pro Forma
		After the	After the
		Sale of the	Sale of the
	Actual	Notes(3)	Notes(4)

	(In millions)
Short term borrowings (including current portion of long term borrowings)	£1,051	£	$
Long term borrowings	1,706

Total short and long term borrowings(5)	2,757

Less cash and short term investments	(225)

Net borrowings	2,532

Combined shareholders’ funds(6)
Combined share capitals	191
Combined share premiums	1,805
Combined shares held in treasury	(66)
Combined retained earnings	337

Total combined shareholders’ equity	2,267

Total net borrowings and combined shareholders’ funds	£4,799	£	$

(1)	Except as disclosed below, there has been no material change in the capitalization of Reed Elsevier since December 31, 2004. Net borrowings as of April 30, 2005 were virtually unchanged from December 31, 2004. Subsequent to December 31, 2004 dividends totalling £120 million and €177 million were paid to shareholders of Reed Elsevier PLC and Reed Elsevier NV, respectively.
(2)	Under a regulation adopted by the European Parliament, the Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, will be prepared in accordance with International Financial Reporting Standards (IFRS) with effect from the 2005 financial year. The Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, for the year ending December 31, 2005 will contain financial information for 2004 prepared in accordance with IFRS. The unaudited net effect of presenting the 2004 financial statements under IFRS has been estimated to reduce the combined shareholders’ funds as at December 31, 2004 by £603 million. The decrease in combined shareholders funds under IFRS compared to UK GAAP at December 31, 2004 comprises higher deferred tax liabilities of £643 million, principally relating to acquired intangible assets, higher net pension liabilities of £405 million and other differences of £18 million, partially offset by an increase in the carrying value of goodwill and intangible assets of £215 million and the deferred recognition of the final 2004 dividend payment of £248 million. These are accounting effects only and have no bearing on the cashflows in the businesses. Additional information on the adoption of IFRS is available on our website, www.reedelsevier.com. The information on this website is not incorporated by reference into this prospectus supplement.
(3)	Shows the effect of the sale of the Notes. Net proceeds of approximately $ million (£ million translated at the noon buying rate on December 31, 2004 of $1.93 per £1.00) (after deducting underwriting discounts and transaction expenses) are assumed to be realized from the sale of the Notes.
(4)	For the convenience of the reader, pounds sterling amounts as of December 31, 2004 have been translated into US dollars using the Noon Buying Rate on May 31, 2005 of $ per £1.00.
(5)	All of our borrowings are unsecured and the substantial majority of our borrowings are guaranteed by Reed Elsevier PLC and Reed Elsevier NV. As of December 31, 2004, the non-guaranteed indebtedness totaled £256 million, of which £240 million represented long term borrowings assumed with the acquisition of Harcourt General, Inc. and the balance represented finance leases.
(6)	The combined share capitals, as of December 31, 2004, combines the issued share capital of Reed Elsevier PLC (1,273,676,009 12.5 pence ordinary shares) and the issued share capital of Reed Elsevier NV (740,090,600 €0.60 ordinary shares). Combined share capitals exclude the Reed Elsevier NV R-shares held by Reed Elsevier PLC.

RATIO OF EARNINGS TO FIXED CHARGES(1)
(unaudited)
      The following table sets forth the ratio of earnings to fixed charges of Reed Elsevier for the periods indicated. You should read this table together with “Operating and Financial Review and Prospects — Operating Results — Reed Elsevier” and the combined financial statements of Reed Elsevier in the 2004 Annual Report on Form 20-F, each as incorporated by reference in this prospectus supplement.

	Year Ended December 31,

	2004	2003	2002	2001	2000

Reed Elsevier (continuing operations)
In accordance with U.K. GAAP(2)(3)	4.0	3.3	2.1	2.0	2.2
In accordance with US GAAP(4)	4.8	4.7	3.2	1.7	1.8

(1)	For the purpose of computing these ratios of earnings to fixed charges, the term “earnings” means income before taxes and minority interests and fixed charges, and the term “fixed charges” means interest on all indebtedness, including capital leases and amortization of debt expense, plus the estimated interest element of rental expense, plus preference dividends.

(2)	Under a regulation adopted by the European Parliament, the Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, will be prepared in accordance with IFRS with effect from the 2005 financial year. The Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, for the year ending December 31, 2005 will contain financial information for 2004 prepared in accordance with IFRS. The unaudited net effect of presenting the 2004 financial statements under IFRS has been estimated to increase Reed Elsevier’s earnings by £69 million. The unaudited ratio of earnings to fixed charges recalculated under IFRS for the year ended December 31, 2004 is 4.4. The increase in earnings under IFRS compared to UK GAAP comprise lower amortisation of goodwill and intangible assets of £151 million, partially offset by higher charges for share based payments and pensions of £48 million and £27 million respectively, together with a reclassification of £7 million to include the share of tax in joint ventures within earnings. These are accounting effects only and have no bearing on the cashflows in the businesses. Additional information on the adoption of IFRS is available on our website, www.reedelsevier.com. The information on this website is not incorporated by reference into this prospectus supplement.

(3)	Earnings under UK GAAP are £745 million for the year ended December 31, 2004 (2003: £739 million; 2002: £552 million; 2001: £555 million; and 2000: £349 million). Included in earnings under UK GAAP in the year ended December 31, 2004 are amortisation of goodwill and intangible assets, including in joint ventures, of £406 million (2003: £445 million; 2002: £527 million; 2001: £501 million; and 2000: £468 million), exceptional operating charges of £56 million (2003: £72 million; 2002: £99 million; 2001: £98 million; and 2000: £115 million), and exceptional non-operating charges of £3 million (2003: credits of £26 million; 2002: charges of £12 million; 2001: credits of £26 million; and 2000: credits of £85 million).

(4)	The ratio of earnings to fixed charges under US generally accepted accounting principles (“US GAAP”) reflects the impact of differences between U.K. GAAP and US GAAP on the measurement of earnings. The most significant differences relate to the capitalization and amortization of goodwill and intangible assets, pensions, deferred taxes, derivative financial instruments and share based payments.

SELECTED FINANCIAL DATA
      The following tables present selected financial data of Reed Elsevier, Reed Elsevier PLC and Reed Elsevier NV for the periods specified.
      Under a regulation adopted by the European Parliament, the Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, will be prepared in accordance with IFRS with effect from the 2005 financial year. The Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, for the year ending December 31, 2005 will contain financial information for 2004 prepared in accordance with IFRS. The adoption of IFRS requires changes in Reed Elsevier accounting policies in six major areas: goodwill and intangible assets; employee benefits; share based payments; financial instruments; deferred taxation; and dividends. The unaudited net effect of presenting the 2004 financial statements under IFRS has been estimated to increase Reed Elsevier’s combined attributable profit by £156 million, an increase of 51%, over the amounts reported under UK GAAP, and to reduce the combined shareholders’ funds as at December 31, 2004 by £603 million. These are accounting effects only and have no bearing on the cashflows in the businesses. Additional information on the adoption of IFRS is available on our website, www.reedelsevier.com. The information on our website is not incorporated by reference into this prospectus supplement.
REED ELSEVIER
      The selected combined financial data for Reed Elsevier for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 set forth below have been extracted or derived from the combined financial statements, which have been audited by Deloitte & Touche LLP, London and Deloitte Accountants B.V., Amsterdam. You should read the selected combined financial data for Reed Elsevier set forth below together with the audited combined financial statements and accompanying notes of Reed Elsevier in the 2004 Annual Report on Form 20-F for the financial year ended December 31, 2004, incorporated by reference in this prospectus supplement.
      The Reed Elsevier selected combined financial data reflect the combined interests of both sets of shareholders of Reed Elsevier PLC and Reed Elsevier NV and encompasses the businesses of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc, Elsevier Reed Finance BV and their respective subsidiaries, including Reed Elsevier Capital, and associates and joint ventures.

Combined Profit and Loss Account Data

	Year Ended December 31,

	2004(2)	2004	2003	2002	2001	2000

	(In millions)
Amounts in accordance with UK GAAP:(1)
Turnover(3)	$9,287	£4,812	£4,925	£5,020	£4,560	£3,768
Operating profit (including joint ventures)(3)	1,345	697	661	507	391	210
Amortisation of goodwill and intangible assets (including joint ventures) charged to operating profit(4)	(784)	(406)	(445)	(527)	(501)	(468)
Exceptional items charged to operating profit (5)	(108)	(56)	(72)	(99)	(98)	(115)
Non operating exceptional items(5)	(6)	(3)	26	(12)	26	85
Profit on ordinary activities before interest	1,339	694	687	495	417	295
Net interest expense	(255)	(132)	(168)	(206)	(142)	(103)
Profit on ordinary activities before taxation	1,084	562	519	289	275	192
Tax on profit on ordinary activities(6)	(496)	(257)	(183)	(107)	(148)	(159)
Minority interests	(4)	(2)	(2)	(1)	(1)	—
Profit attributable to parent companies’ shareholders	$584	£303	£334	£181	£126	£33
Amounts in accordance with US GAAP:
Amortisation of goodwill and intangible assets (including joint ventures)(7)	$(484)	£(251)	£(245)	£(250)	£(549)	£(546)
Operating income(7)	1,627	843	983	782	328	236
Taxes	(502)	(260)	(223)	(157)	(191)	(74)
Net income/(loss)(7)	867	449	590	418	(5)	60
Combined Balance Sheet Data

	As at December 31,

	2004(2)	2004	2003	2002	2001	2000

	(In millions)
Amounts inaccordance with UK GAAP:(1)
Total assets	$14,930	£7,736	£8,193	£8,733	£9,820	£7,470
Long term obligations less current portion	(3,293)	(1,706)	(1,812)	(1,935)	(2,108)	(623)
Net borrowings	(4,887)	(2,532)	(2,372)	(2,732)	(3,229)	(433)
Combined shareholders’ funds/ Net assets(8)	4,375	2,267	2,434	2,640	2,899	3,041
Amounts inaccordance with US GAAP:
Total assets(7)	$18,150	£9,404	£9,840	£10,251	£11,151	£8,162
Long term obligations less current portion	(5,306)	(2,749)	(2,994)	(3,294)	(3,659)	(1,724)
Combined shareholders’ funds/ Net assets (7)(8)	6,510	3,373	3,410	3,408	3,481	3,707

(1)	The combined financial statements are prepared in accordance with accounting policies that are in conformity with UK generally accepted accounting principles (“UK GAAP”), which differ in certain significant respects from US GAAP. The principal differences between UK GAAP and US GAAP relevant to Reed Elsevier are set out in note 28 to the combined financial statements, incorporated by reference in this prospectus supplement.

(2)	Noon buying rates as at December 31, 2004 have been used to provide a convenience translation into US dollars, see “Exchange Rates.” At December 31, 2004, the noon buying rate was $1.93 per £1.00.

(3)	All turnover and operating profit (including joint ventures) is derived from continuing operations.

(4)	Amortisation of goodwill and intangible assets charged to operating profit includes amortisation of goodwill and intangible assets in joint ventures. See note 7 to the combined financial statements, incorporated by reference in this prospectus supplement.

(5)	Exceptional items are significant items within Reed Elsevier’s ordinary activities which, under UK GAAP, need to be disclosed separately by virtue of their size or incidence. These items do not qualify as extraordinary under US GAAP.
     Exceptional items charged to operating profit, under UK GAAP, are:

(i)	in 2004, £18 million in respect of reorganisation costs relating to employee severance actions taken in the year principally in the Reed Business and Elsevier segments; and £38 million in respect of acquisition related costs including employee severance and other costs arising on the integration of Seisint Inc., Saxon Publishers and other recent acquisitions;

(ii)	in 2003, £23 million in respect of reorganisation costs related to employee severance, principally in the LexisNexis and Reed Business segments; and £49 million in respect of acquisition related costs, including employee severance and property rationalisation costs, arising on the further integration and rationalisation of the Scientific, Technical & Medical business and the US Schools and Assessment businesses (“Harcourt STM and Education and Assessment businesses”) of Harcourt General, Inc. (“Harcourt”) and on other recent acquisitions;

(iii)	in 2002, £42 million in respect of reorganisation costs related to employee severance, principally in the LexisNexis and Reed Business segments; and £57 million in respect of acquisition related costs arising on the integration and rationalisation of Harcourt and other recent acquisitions;

(iv)	in 2001, £35 million in respect of reorganisation costs related to headcount reduction, principally in the Reed Business segment; and £63 million in respect of acquisition related costs arising on the integration of Harcourt and other recent acquisitions, and costs relating to the financing of the Harcourt tender offer; and

(v)	in 2000, £77 million in respect of a major programme of reorganisation across Reed Elsevier businesses, commenced in 1999; and £38 million in respect of acquisition related costs.

Non operating exceptional items under UK GAAP in 2004 arise on the net loss from minor disposals; in 2003 primarily from profit on the sale of LexisNexis Document Solutions offset by losses on other disposals and on fixed asset investments; in 2002 primarily from the sale and closure of businesses in the Reed Business segment, partly offset by a net gain on disposal of fixed asset investments, comprising a £2l million profit on sale of investments acquired on the acquisition of Harcourt less a £17 million loss on other fixed asset investments; in 2001 from the net profit on disposal of OAG Worldwide, Cahners Travel Group, Bowker and certain training businesses in the Netherlands; and in 2000 from the net profit on disposal of Springhouse, KG Saur and REZsolutions, Inc.

For further details see note 8 to the combined financial statements, incorporated by reference in this prospectus supplement.

(6)	Included in tax on profit on ordinary activities are credits for exceptional tax items of £13 million; £84 million in 2003; £122 million in 2002; £81 million in 2001; and £20 million in 2000. Exceptional tax items credited to tax on profit on ordinary activities include, in 2004 a net tax credit in respect of tax relief related to restructuring and acquisition integration costs; in 2003 and 2002, a net tax credit arising principally in respect of prior year disposals and tax relief related to restructuring and acquisition integration costs; in 2001, taxes recoverable in respect of disposals and prior period reorganisation costs; and in 2000, taxes recoverable in respect of disposals. For further details see note 8 to the combined financial statements, incorporated by reference in this prospectus supplement.

(7)	Net income and combined shareholders’ funds under US GAAP have been restated for 2003, 2002 and 2001 to reflect a reclassification, from intangible assets to goodwill, of amounts arising under US GAAP in relation to deferred taxation, and a consequential adjustment to amortisation. Net income and operating income under US GAAP are higher than previously reported by £52 million in 2003; £53 million in 2002; and £15 million in 2001 with a corresponding decrease in amortisation of goodwill and intangible assets in each year. Total assets, net assets and combined shareholders’ funds under US GAAP are higher than previously reported by £107 million in 2003; £64 million in 2002; and £14 million in 2001. Further details are included in note 28 to the combined financial statements, incorporated by reference in this prospectus supplement.

(8)	On December 5, 2000, following a joint international offering, Reed Elsevier PLC issued 113,700,000 new 12.5p ordinary shares at 625p each and Reed Elsevier NV issued 66,255,000 new €0.06 ordinary shares at €14.50 each. The purpose of the offering was to finance the acquisition by Reed Elsevier of the Harcourt STM and Education and Assessment businesses.

REED ELSEVIER PLC
      The selected consolidated financial data for Reed Elsevier PLC for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 set forth below have been extracted or derived from the consolidated financial statements of Reed Elsevier PLC, which have been audited by Deloitte & Touche LLP, London. You should read the selected financial data for Reed Elsevier PLC set forth below together with the audited consolidated financial statements and accompanying notes of Reed Elsevier PLC in the 2004 Annual Report on Form 20-F for the financial year ended December 31, 2004, incorporated by reference in this prospectus supplement.
      The results and financial position of Reed Elsevier PLC reflect the 52.9% economic interest of Reed Elsevier PLC’s shareholders in Reed Elsevier, after taking account of results arising in Reed Elsevier PLC and its subsidiaries. These have been accounted for on a gross equity basis.

	Year Ended December 31,

	2004(2)	2004	2003	2002	2001	2000

	(In millions, except per share amounts)
Amounts in accordance with UK GAAP:(1)
Profit on ordinary activities before tax	$558	£289	£267	£146	£140	£96
Share of amortisation of goodwill and intangible assets charged to profit on ordinary activities before tax	(415)	(215)	(235)	(279)	(265)	(248)
Share of exceptional items charged to profit on ordinary activities before tax(3)	(60)	(31)	(24)	(58)	(38)	(15)
Tax on profit on ordinary activities(4)	(264)	(137)	(98)	(57)	(79)	(85)
Profit attributable to ordinary shareholders	294	152	169	89	61	11
Basic earnings per Reed Elsevier PLC ordinary share	23.2¢	12.0p	13.4p	7.0p	4.8p	1.0p
Diluted earnings per Reed Elsevier PLC ordinary share	23.0¢	11.9p	13.4p	7.0p	4.8p	1.0p
Dividends per Reed Elsevier PLC ordinary share(5)	25.1¢	13.0p	12.0p	11.2p	10.5p	10.0p
Total assets	$2,640	£1,368	£1,443	£1,546	£1,674	£1,745
Long term obligations	—	—	(36)	(36)	(36)	(36)
Shareholders’ funds/ Net assets(6)	2,314	1,199	1,288	1,397	1,534	1,609
Weighted average number of shares	1,264.6	1,264.6	1,263.7	1,264.7	1,262.6	1,156.4
Amounts in accordance with US GAAP:
Net income/(loss)(7)	$442	£229	£306	£214	£(8)	£27
Basic earnings/(loss) per Reed Elsevier PLC ordinary share(7)	34.9¢	18.1p	24.2p	16.9p	(0.6p )	2.3p
Diluted earnings/(loss) per Reed Elsevier PLC ordinary share(7)	34.7¢	18.0p	24.2p	16.8p	(0.6p )	2.3p
Total assets(7)	$3,536	£1,832	£1,850	£1,849	£1,887	£2,009
Long term obligations	—	—	(36)	(36)	(36)	(36)
Shareholders’ funds/ Net assets(6)(7)	3,441	1,783	1805	1,802	1,841	1,961

(1)	The consolidated financial statements of Reed Elsevier PLC are prepared in accordance with accounting policies that are in conformity with UK GAAP, which differs in certain significant respects from US GAAP. The principal differences between UK GAAP and US GAAP relevant to Reed Elsevier PLC are set out in note 21 to the Reed Elsevier PLC financial statements, incorporated by reference in this prospectus supplement.

(2)	Noon buying rates as at December 31, 2004 have been used to provide a convenience translation into US dollars, see “Exchange Rates.” At December 31, 2004 the noon buying rate was $1.93 per £1.00.

(3)	Share of exceptional items before tax includes Reed Elsevier PLC’s share of Reed Elsevier’s exceptional items:

(i)	in 2004, exceptional operating charges of £29 million relate to reorganisation costs relating to employee severance actions taken in the year principally in the Reed Business and Elsevier segments, and acquisition related costs including employee severance costs and other costs arising on the integration of Seisint Inc., Saxon Publishers and other recent acquisitions. Non operating exceptional items amounting to a net loss of £2 million relate to minor disposals;

(ii)	in 2003, exceptional operating charges of £38 million relate to reorganisation costs, principally employee severance in the LexisNexis and Reed Business segments and acquisition related costs, including employee severance and property rationalisation costs, arising on the further integration and rationalisation of Harcourt and on other recent acquisitions. Non operating exceptional net gains, amounting to £14 million, arose in respect of disposals of businesses and on fixed asset investments;

(iii)	in 2002, exceptional operating charges of £52 million relate to reorganisation costs, principally employee severance in the Reed Business and LexisNexis segments, and acquisition related costs arising on the integration and rationalisation of Harcourt and other recent acquisitions. Non operating exceptional net losses, amounting to £6 million, arose in 2002 in respect of disposals of businesses and fixed asset investments;

(iv)	in 2001, exceptional operating charges of £52 million relate to reorganisation costs, principally headcount reduction in the Reed Business division, acquisition related costs arising on the integration of Harcourt and other recent acquisitions, and costs relating to the financing of the Harcourt tender offer. Non operating exceptional gains, amounting to £14 million, arose in 2001 primarily in respect of the disposal of OAG Worldwide, Cahners Travel Group, Bowker and certain training businesses in the Netherlands; and

(v)	in 2000, exceptional operating charges of £61 million principally relate to the costs of a major programme of reorganisation across Reed Elsevier businesses, commenced in 1999. Non operating exceptional gains, amounting to £45 million, arose in 2000 in respect of the disposal of Springhouse, KG Saur and REZsolutions.

(4)	Included in tax on profit on ordinary activities are Reed Elsevier PLC’s share of Reed Elsevier’s credits for exceptional tax items of £7 million in 2004; £44 million in 2003; £64 million in 2002; £43 million in 2001; and £10 million in 2000. Share of exceptional tax items credited to tax on profit on ordinary activities principally comprises, in 2004, tax relief related to restructuring and acquisition integration costs; in 2003 and 2002, a net tax credit arising principally in respect of prior year disposals and tax relief related to restructuring and acquisition integration costs; in 2001, taxes recoverable in respect of disposals and prior period reorganisation costs; and in 2000, taxes recoverable in respect of disposals.

(5)	The amount of dividends per Reed Elsevier PLC ordinary share shown excludes the UK tax credit available to certain Reed Elsevier PLC shareholders, including beneficial owners of Reed Elsevier PLC ADSs who are residents of the United States for the purposes of the UK Tax Treaty, and do not include any deduction on account of UK withholding taxes, currently at the rate of 15% of the sum of the dividend and the related tax credit in most cases; see “Item 10: Additional Information — Taxation”, in the 2004 Annual Report on Form 20-F, incorporated by reference in this prospectus supplement.

Dividends per Reed Elsevier PLC ordinary share, translated into cents at the noon buying rate on December 31, 2003, 2002, 2001 and 2000 respectively, were: 21.4 cents in 2003; 18.0 cents in 2002; 15.2 cents in 2001; and 14.9 cents in 2000. See “Exchange Rates.”

(6)	On December 5, 2000, Reed Elsevier PLC issued 113,700,000 new 12.5p ordinary shares at 625p each following a joint international offering by Reed Elsevier PLC and Reed Elsevier NV. The purpose of the offering was to finance the proposed acquisition by Reed Elsevier of the Harcourt STM and Education and Assessment businesses. The nominal value of the shares issued was £14.2 million and the net proceeds were £694 million.

(7)	Net income and shareholders’ funds under US GAAP have been restated for 2003, 2002 and 2001 to reflect Reed Elsevier PLC’s share of a reclassification in the combined financial statements, from intangible assets to goodwill, of amounts arising under US GAAP in relation to deferred taxation, and a consequential adjustment to amortisation. Net income, basic earnings per ordinary share and diluted earnings per ordinary share under US GAAP are higher than previously stated by £28 million, 2.2p and 2.2p respectively in 2003; £28 million, 2.2p and 2.1p respectively in 2002; and £8 million, 0.7p and 0.7p in 2001. Total assets, net assets and shareholders’ funds under US GAAP are higher than previously stated by £57 million in 2003; £34 million in 2002; and £7 million in 2001.

REED ELSEVIER NV
      The selected financial data for Reed Elsevier NV for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 set forth below have been extracted or derived from the financial statements of Reed Elsevier NV, which have been audited by Deloitte Accountants B.V., Amsterdam. You should read the selected financial data for Reed Elsevier NV set forth below together with the audited financial statements and accompanying notes of Reed Elsevier NV in the 2004 Annual Report on Form 20-F for the financial year ended December 31, 2004, incorporated by reference in this prospectus supplement.
      The results and financial position of Reed Elsevier NV reflect the 50% economic interest of Reed Elsevier NV’s shareholders (including Reed Elsevier PLC) in Reed Elsevier. The interests are accounted for on a gross equity basis.

	Year Ended December 31,

	2004(2)	2004	2003	2002	2001	2000

	(In millions, except per share amounts)
Amounts in accordance with UK GAAP:(1)
Profit on ordinary activities before tax	$566	€413	€376	€230	€221	€157
Share of amortisation of goodwill and intangible assets charged to profit on ordinary activities before tax	(410)	(299)	(323)	(419)	(403)	(384)
Share of exceptional items charged to profit on ordinary activities before tax(3)	(59)	(43)	(34)	(88)	(59)	(25)
Tax on profit on ordinary activities(4)	(260)	(190)	(134)	(86)	(120)	(130)
Profit attributable to ordinary shareholders	306	223	242	144	101	27
Basic earnings per Reed Elsevier NV ordinary share	38.4¢	0.28	0.31	0.18	0.13	0.04
Diluted earnings per Reed Elsevier NV ordinary share	38.4¢	0.28	0.31	0.18	0.13	0.03
Dividends per Reed Elsevier NV ordinary share(5)	45.2¢	0.33	0.30	0.30	0.30	0.28
Total assets	$2,530	€1,847	€1,967	€2,251	€2,610	€2,650
Long term borrowings, less current portion	(10)	(7)	(7)	(6)	(5)	(6)
Shareholders’ funds/ Net assets(6)	2,189	1,598	1,728	2,019	2,377	2,448
Weighted average number of shares	783.3	783.3	783.9	783.2	780.2	714.7
Amounts in accordance with US GAAP:
Net income(7)	$469	€342	€439	€345	€8	€58
Basic earnings per Reed Elsevier NV
ordinary share(7)	60.3¢	0.44	0.56	0.44	0.01	0.08
Diluted earnings per Reed Elsevier NV ordinary share(7)	58.9¢	0.43	0.56	0.44	0.01	0.08
Total assets(7)	$3,354	€2,448	€2,498	€2,682	€2,930	€3,046
Long term borrowings, less current portion	(10)	(7)	(7)	(6)	(5)	(6)
Shareholders’ funds/Net assets(6)(7)	3,255	2,376	2,421	2,606	2,854	2,984

(1)	The financial statements of Reed Elsevier NV are prepared in accordance with accounting policies that are in conformity with UK GAAP, which differs in certain significant respects from US GAAP. The principal differences between UK GAAP and US GAAP relevant to Reed Elsevier NV are set out in note 20 to the Reed Elsevier NV financial statements, incorporated by reference in the prospectus supplement.

(2)	Noon buying rates as at December 31, 2004 have been used to provide a convenience translation into US dollars, see “Exchange Rates.” At December 31, 2004 the Noon Buying Rate was $1.37 per €1.00.

(3)	Share of exceptional items before tax includes Reed Elsevier NV’s share of Reed Elsevier’s exceptional items:

(i)	in 2004, exceptional operating charges of €41 million relate to reorganisation costs relating to employee severance actions taken in the year principally in the Reed Business and Elsevier segments, and acquisition related costs including employee severance costs and other costs arising on the integration of Seisint Inc., Saxon Publishers and other recent acquisitions. Non operating exceptional items amounting to a net loss of €2 million relate to minor disposals;

(ii)	in 2003, exceptional operating charges of €53 million relate to reorganisation costs, principally employee severance in the LexisNexis and Reed Business segments and acquisition related costs, including employee severance and property rationalisation costs, arising on the further integration and rationalisation of Harcourt and on other recent acquisitions. Non operating exceptional net gains, amounting to €19 million, arose in respect of disposals of businesses and on fixed asset investments;

(iii)	in 2002, exceptional operating charges of €79 million relate to reorganisation costs, principally employee severance in the Reed Business and LexisNexis segments, and acquisition related costs arising on the integration and rationalisation of Harcourt and other recent acquisitions. Non operating exceptional net losses, amounting to €9 million, arose in 2002 in respect of disposals of businesses and fixed asset investments;

(iv)	in 2001, exceptional operating charges of €79 million relate to reorganisation costs, principally headcount reduction in the Reed Business division, acquisition related costs arising on the integration of Harcourt and other recent acquisitions, and costs relating to the financing of the tender offer. Non operating exceptional gains, amounting to €20 million, arose primarily in respect of the disposal of OAG Worldwide, Cahners Travel Group, Bowker and certain training businesses in the Netherlands; and

(v)	in 2000, exceptional operating charges of €94 million principally relate to the costs of a major programme of reorganisation across Reed Elsevier businesses, commenced in 1999. Non operating exceptional gains, amounting to €70 million, arose in 2000 in respect of the disposal of Springhouse, KG Saur and REZsolutions.

(4)	Included in tax on profit on ordinary activities are Reed Elsevier NV’s share of Reed Elsevier’s credits for exceptional tax items of €9 million in 2004; €61 million in 2003; €97 million in 2002; €65 million in 2001; and €17 million in 2000. Share of exceptional tax items credited to tax on profit on ordinary activities principally comprises, in 2004, tax relief related to restructuring and acquisition integration related costs; in 2003 and 2002, a net tax credit arising principally in respect of prior year disposals and tax relief related to restructuring and acquisition integration costs; in 2001, taxes recoverable in respect of disposals and prior period reorganisations costs; and in 2000, taxes recoverable in respect of disposals.

(5)	Dividends per Reed Elsevier NV ordinary share, translated into cents at the noon buying rate on December 31, 2003, 2002, 2001 and 2000 respectively, were: 37.8 cents in 2003; 31.5 cents in 2002; 26.7 cents in 2001; and 26.3 cents in 2000. See “Exchange Rates”.

(6)	On April 12, 2001, Reed Elsevier NV issued 629,298 R-shares to Reed Holding BV, a wholly owned subsidiary of Reed Elsevier PLC, for €91.3 million before capital taxes, so as to maintain Reed Elsevier PLC’s 5.8% indirect equity interest in Reed Elsevier NV. On December 5, 2000, Reed Elsevier NV issued 66,255,000 new ordinary shares at €14.50 each following a joint international offering by Reed Elsevier PLC and Reed Elsevier NV. The purpose of the offering was to finance the proposed acquisition by Reed Elsevier of the Harcourt STM and Education and Assessment businesses. The nominal value of the shares issued was €4.0 million and the net proceeds were €933 million.

(7)	Net income and shareholders’ funds under US GAAP have been restated to reflect Reed Elsevier NV’s share of a reclassification in the combined financial statements, from intangible assets to goodwill, of amounts arising under US GAAP in relation to deferred taxation, and a consequential adjustment to amortisation. Net income, basic earnings per share and diluted earnings per share under US GAAP are higher than previously stated by €38 million, €0.05 and €0.05 respectively in 2003; €42 million, €0.05 and €0.05 in 2002; and by €13 million, €0.02 and €0.02 in 2001. Total assets, net assets and shareholders’ funds under US GAAP are higher than previously stated by €76 million in 2003; €48 million in 2002; and €11 million in 2001.

DESCRIPTION OF THE NOTES AND GUARANTEES
      The following description of the terms and conditions of the Notes and Guarantees supplements and, to the extent inconsistent, replaces the more general terms and conditions of our debt securities and guarantees contained in the accompanying prospectus.
General
      The Notes will constitute the senior unsecured debt obligations of Reed Elsevier Capital and will rank equally with all of the existing and future senior, unsecured and unsubordinated debt of Reed Elsevier Capital. The Fixed Rate Notes and the Floating Rate Notes will be issued as separate series of debt securities in registered form under the indenture, dated as of May 9, 1995, as amended, in denominations of $1,000 and whole multiples of $1,000. JPMorgan Chase Bank, N.A. will serve as trustee, registrar, paying agent and authenticating agent with respect to the Notes. Reed Elsevier Capital may, without the consent of any of the holders of the particular series of Notes, create and issue additional debt securities so that those additional debt securities will form a single series with that particular series of Notes.
      Reed Elsevier Capital may redeem some or all of the Fixed Rate Notes at any time at the “make whole” redemption prices described under “— Optional Redemption of the Fixed Rate Notes” in this prospectus supplement. Except for certain tax events, Reed Elsevier Capital may not redeem the Floating Rate Notes prior to maturity.
      Reed Elsevier Capital may also redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under “— Optional Redemption for Tax Reasons” in this prospectus supplement.
      The Notes do not provide for any sinking fund.
Maturity/Interest
      The Fixed Rate Notes will mature on           and will bear interest at a rate of      % per annum from June      , 2005. The Floating Rate Notes will mature on                     and will bear interest from June      , 2005.
      The interest rate on the Floating Rate Notes will be calculated by JPMorgan Chase Bank, N.A. (or such other person as we may appoint from time to time), which we refer to as the “calculation agent,” and will be equal to LIBOR plus      %.
      The rate of interest on the Floating Rate Notes will be reset quarterly (the “interest reset period,” and the first day of each interest reset period will be an “interest reset date”). The interest reset dates will be                     ,                     ,                     and                     of each year, except that the interest rate in effect for the period from                      , 2005 to and including                      , 2005 will be           %. If any interest reset date falls on a day that is not a Business Day (as defined below), the interest reset date will be postponed to the next day that is a Business Day, except if that Business Day is the next succeeding calendar month, then such interest reset date will be the immediately preceding Business Day.
      The calculation agent will determine the interest rate on the Floating Rate Notes on the second London banking day preceding the applicable interest reset date, each of which we refer to as an “interest determination date.” “London banking day” means any day on which dealings in deposits in US dollars are transacted in the London interbank market.
      LIBOR for the applicable interest reset period commencing on an interest reset date will be determined by the calculation agent as follows:

(a) LIBOR will be the rate for deposits in US dollars for a period of three months, commencing on such interest reset date, that appears on Page 3750, or any successor page, on Moneyline Telerate Inc., or any successor service, at approximately 11:00 a.m., London time, on the applicable interest determination date.

(b) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in US dollars for a period of three months, commencing on such interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the applicable interest determination date and in a principal amount that is representative of a single transaction in US dollars in that market at that time. If at least two quotations are provided, LIBOR will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest reset date, by three major banks in New York City, as selected by the calculation agent, for loans in US dollars to leading European banks, for a period of three months, commencing on such interest reset date, and in a principal amount that is representative of a single transaction in US dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR will remain LIBOR for the immediately preceding interest reset period.
      Interest on the Fixed Rate Notes will be payable semi-annually on           and           of each year, beginning           . The regular record dates for the Fixed Rate Notes will be           and           of each year, commencing           . Interest on the Floating Rate Notes will be payable quarterly on           ,           ,           and           of each year, beginning           . The regular record dates for the Floating Rate Notes will be           ,           ,           and           of each year, commencing           . Except as provided in the next sentence, if any interest payment or maturity date of a Note falls on a day which is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment were due, and no interest will accrue on the amount so payable for the period from and after such interest payment or maturity date, as the case may be. If any interest payment date other than the maturity date of a Floating Rate Note falls on a day that is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day, except if that Business Day is in the next succeeding calendar month, then such interest payment date will be the immediately preceding Business Day.
      Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months and interest on the Floating Rate Notes will be computed on a 360-day year and the actual number of days in the applicable period.
      Accrued interest on any Floating Rate Note will be calculated by multiplying the principal amount of the Floating Rate Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the applicable interest reset period. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all US dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).
      “Business Day” for purposes of the Fixed Rate Notes means any day other than Saturday or Sunday or any other day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.

      “Business Day” for purposes of the Floating Rate Notes means:

•	any day other than Saturday or Sunday or any other day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York; and

•	any London banking day.
Guarantees
      Reed Elsevier PLC and Reed Elsevier NV have agreed unconditionally and irrevocably to jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, interest and additional amounts, if any, on the Notes as and when the same shall respectively become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the Notes and the indenture, and the punctual performance of all other obligations of Reed Elsevier Capital thereunder. The Guarantees will be direct, unconditional, unsubordinated and unsecured, joint and several obligations of each of Reed Elsevier PLC and Reed Elsevier NV, without preference among themselves, and will rank at least equally with all other existing and future unsecured and unsubordinated obligations of Reed Elsevier PLC and Reed Elsevier NV, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors’ rights.
      The Guarantees may be enforced against either Reed Elsevier PLC and Reed Elsevier NV, in the event of a default in payment with respect to the Notes issued by Reed Elsevier Capital, without making prior demand upon, or seeking to enforce remedies against, Reed Elsevier Capital, the other guarantor or other persons. The Guarantees of Reed Elsevier PLC and Reed Elsevier NV will be endorsed on each of the Notes issued by Reed Elsevier Capital.
Optional Redemption of the Fixed Rate Notes
      The Fixed Rate Notes may be redeemed, in whole or in part, at the option of Reed Elsevier Capital, at any time or from time to time, on notice given not more than 60 days, if the Fixed Rate Notes are being redeemed in full, or 45 days, if the Fixed Rate Notes are being redeemed in part, nor less than 30 days, prior to the date of redemption at the greater of:

•	100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to, but not including, the redemption date of the Fixed Rate Notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus basis points.
      “Remaining Scheduled Payments” means the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by that amount of interest accrued thereon to such redemption date.
      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
      The Treasury Rate will be calculated on the third business day preceding the redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Fixed Rate Notes to be redeemed.

      “Comparable Treasury Price” means with respect to any redemption date for the Fixed Rate Notes:

•	the average of four Reference U.S. Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference U.S. Treasury Dealer Quotations; or

•	if the trustee obtains fewer than four Reference U.S. Treasury Dealer Quotations, the average of all quotations obtained by the trustee.
      “Independent Investment Banker” means one of the Reference U.S. Treasury Dealers, to be appointed by Reed Elsevier Capital in its sole discretion.
      “Reference U.S. Treasury Dealer” means each of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. and two other treasury dealers selected by Reed Elsevier Capital and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a “Primary Treasury Dealer,” Reed Elsevier Capital will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.
      “Reference U.S. Treasury Dealer Quotations” means with respect to each Reference U.S. Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference U.S. Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.
No Optional Redemption of Floating Rate Notes
      Except for redemption for certain tax reasons as described below, Reed Elsevier Capital may not redeem any of the Floating Rate Notes prior to maturity.
Optional Redemption for Tax Reasons
      The Fixed Rate Notes or the Floating Rate Notes may be redeemed, at the option of Reed Elsevier Capital in whole, but not in part, at 100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to, but not including, the redemption date if, as a result of any change in, or amendment to, the laws of the jurisdiction under which Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, is organized or any political subdivision or taxing authority of or in that jurisdiction having power to tax, or any jurisdiction from or through which any amount is paid by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, or any political subdivision or taxing authority of or in that jurisdiction having power to tax or any change in official position regarding application or interpretation of those laws, regulations or rulings, (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to the Notes, Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the Fixed Rate Notes or the Floating Rate Notes, as the case may be, be obligated, in making that payment, to pay additional amounts as described in the accompanying prospectus on page 11 and that obligation cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, taking reasonable measures available to them.

      The Fixed Rate Notes or the Floating Rate Notes may also be redeemed, at the option of Reed Elsevier Capital in whole, but not in part, at the Special Redemption Price (as defined below), if, as a result of any change in, or amendment to, the U.S. Internal Revenue Code of 1986, as amended, or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to the Notes, the deductibility or timing of interest payments on the Notes would be affected in any manner which is then adverse to Reed Elsevier Capital and that effect cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, taking reasonable measures available to them.
      The “Special Redemption Price” will, in the case of the Fixed Rate Notes, equal the principal amount of the Fixed Rate Note to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, plus the Redemption Premium and, in the case of the Floating Rate Notes, will equal 101% of the principal amount of the Floating Rate Note to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.
      The “Redemption Premium” equals the amount (but not less than zero) obtained by subtracting:

•	the aggregate amount of the principal being redeemed on the redemption date with respect to that Note from

•	the sum of the present values of the Remaining Scheduled Payments, discounted on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate.
Governing Law
      The Notes, the Guarantees and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry, Delivery and Form
      The Notes will be issued as fully-registered global notes which will be deposited with, or on behalf of The Depository Trust Company, or DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes either though DTC (in the United States) or through Clearstream Banking S.A., or “Clearstream,” formerly Cedelbank, or through Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or “Euroclear” (in Europe). Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear. We will refer to Citibank, N.A. and JPMorgan Chase Bank, N.A. in these capacities as the “U.S. Depositaries.” Beneficial interests in the global notes will be held in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      The laws of some jurisdictions may require that some purchasers of Notes take physical delivery of Notes in definitive form. These laws may impair the ability of some purchasers to transfer or pledge book-entry interests in a global security.
      Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies Reed Elsevier Capital that it is unwilling or unable to continue as depositary for that global note and Reed Elsevier Capital does not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and Reed Elsevier Capital does not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	Reed Elsevier Capital in its sole discretion determines that the global note will be exchangeable for definitive notes in registered form and notifies the trustee of its decision; or

•	an event of default with respect to the Notes represented by that global note has occurred and is continuing and beneficial owners representing a majority in principal amount of the Notes advise DTC to cease acting as depositary for such Notes.
      A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive notes issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount in registered form for the same aggregate principal amount. The definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.
      The policies of DTC, Clearstream and Euroclear, as the case may be, will govern payments, transfers, exchange and other matters relating to the investor’s interest in Notes held by them.
      We have no responsibility for any aspect of the actions of or the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
      DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.
      The Depository Trust Company. So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by that global note for all purposes of the Notes. Owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered owners or holders of Notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Notes. Beneficial owners may experience delays in receiving distributions on their Notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
      Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
      DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered under the Securities Exchange Act of 1934.
      DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.
      It is DTC’s current practice, upon receipt of any payment of principal or interest, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate beneficial owner of Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV.
      Clearstream and Euroclear. Clearstream, Luxembourg and Euroclear will record the ownership interests of their participants in much the same way as DTC.
      Clearstream has advised that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./ N.V. to facilitate settlement of trades between Clearstream and Euroclear. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.
      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.
      Euroclear advises that it was created in 1968 and that it will clear and settle transactions between Euroclear participants of Euroclear, or “Euroclear Participants” through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear will provide various other services, including securities lending and borrowing and interface with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.
      The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.
      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions governing Use of Euroclear and the related Operating Procedures of the Euroclear

System, and applicable Belgian law, which we will refer to in this prospectus supplement as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
      Euroclear has further advised us that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.
Global Clearance and Settlement Procedures
      Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
      Because of time-zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither Reed Elsevier Capital nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Taxation — United States Federal Income Tax Considerations
      For a discussion of the United States federal income tax consequences to you of the purchase, ownership and disposition of the Notes, please see “Taxation — United States Federal Income Tax Considerations,” in the accompanying prospectus.
Trustee
      In connection with the exercise of its duties the trustee will be responsible for the interests of the holders of the Notes as a class and will not be responsible for the consequences of the exercise of its duties for individual noteholders.

UNDERWRITING
      Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-runners of the offering and are acting as representatives of the underwriters named below.
      Subject to the terms and conditions stated in the underwriting agreement, among us, Reed Elsevier PLC, Reed Elsevier NV, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

	Principal	Principal
	Amount	Amount
	of Fixed Rate	of Floating	Total
Underwriter	Notes	Rate Notes	Notes

Citigroup Global Markets Inc.	$	$	$
Deutsche Bank Securities Inc.

Total	$	$	$

      The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.
      The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed      % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed      % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.
      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes included in this offering in, from or otherwise involving the United Kingdom;

•	the offer in The Netherlands of the Notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises);

•	(1) it has not offered or sold and will not offer or sell Notes in Hong Kong SAR by means of this prospectus supplement or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus supplement, any other offering material or any advertisement, invitation or document relating to the Notes, otherwise than with respect to Notes intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent;

•	the Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the Notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law; and

•	this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Reed
Elsevier Capital

Per Fixed Rate Note	%
Per Floating Rate Note	%
      In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that our total expenses for this offering will be $                    .

      The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Certain of the underwriters may make the Notes available for distribution on the internet through a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the Notes available to their customers through the internet distributions on the same terms as distributions made through other channels.
      We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes executed on the date of pricing and the next business day may be affected by the T+5 settlement.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
LEGAL MATTERS
      The validity of the Notes and the Guarantees will be passed on for us by Simpson Thacher & Bartlett LLP, New York, New York. The underwriters are being represented by Cravath, Swaine & Moore LLP, New York, New York. Legal matters will be passed upon by Freshfields Bruckhaus Deringer, English solicitors for Reed Elsevier PLC and Netherlands counsel to Reed Elsevier NV, as to certain matters of English law and Netherlands law, respectively.
EXPERTS
      Our combined financial statements in our 2004 Annual Report on Form 20-F incorporated by reference in this prospectus supplement have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, independent auditors, and Deloitte & Touche LLP, London, United Kingdom, independent auditors, as stated in their joint report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon those firms’ joint report, given upon the authority of those respective firms as experts in accounting and auditing.
      The consolidated financial statements of Reed Elsevier PLC in our 2004 Annual Report on Form 20-F incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, London, United Kingdom, independent auditors, as stated in their report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon that firm’s report, given upon their authority as experts in accounting and auditing.
      The financial statements of Reed Elsevier NV in our 2004 Annual Report on Form 20-F incorporated by reference in this prospectus supplement have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, independent auditors, as stated in their report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon that firm’s report, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      Reed Elsevier PLC and Reed Elsevier NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. You may obtain a copy of any filing Reed Elsevier PLC and Reed Elsevier NV have made with the SEC directly from the SEC. You may read and copy documents referred to in this prospectus supplement that have been filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.
      You can obtain more information about the SEC’s public reference room and their copy charges by calling the SEC at 1-800-SEC-0330.
INFORMATION INCORPORATED BY REFERENCE
      Reed Elsevier PLC and Reed Elsevier NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. The SEC allows us to incorporate by reference in this prospectus supplement the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus supplement will automatically update and supersede this prospectus supplement.
      We incorporate by reference the documents listed below filed by Reed Elsevier PLC and Reed Elsevier NV with the SEC under the Exchange Act:

•	our 2004 Annual Report on Form 20-F, filed on March 14, 2005; and

•	our Form 6-K(s), filed on February 22, 2005, April 6, 2005 (filing relating to appointment of Strauss Zelnick as Non-Executive Director), April 21, 2005, April 25, 2005 and April 29, 2005 (insofar as the filing on April 29, 2005 relates to Exhibits 99.1, 99.2 and 99.3).
      We incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus supplement but before such time as all of the Notes covered by the prospectus supplement have been sold:

•	any joint annual report on Form 20-F filed by us pursuant to the Exchange Act; and

•	those portions of any joint report on Form 6-K filed by us pursuant to the Exchange Act that indicate on its cover page those portions that will be incorporated by reference in this prospectus supplement.
      The documents incorporated by reference (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus supplement incorporates) will be made available free of charge at the following addresses:
Reed Elsevier Capital Inc.
1105 North Market Street
Suite 942
Wilmington, DE 19801

PROSPECTUS
$3,160,000,000
Reed Elsevier Capital Inc.
Debt Securities
Fully and Unconditionally Guaranteed Jointly and Severally by

Reed Elsevier PLC	Reed Elsevier NV

The Issuer:

•	Reed Elsevier Capital Inc.
The Guarantors:

•	Reed Elsevier PLC

•	Reed Elsevier NV
The Debt Securities and the Offering:

•	This prospectus may be used to offer and sell, in one or more offerings at various times, up to $3,160,000,000 of the debt securities of Reed Elsevier Capital Inc.

•	The debt securities may be offered as separate series, in amounts, prices and on terms to be determined at the time of the sale. When Reed Elsevier Capital Inc. offers debt securities it will provide you with a prospectus supplement describing the terms of the specific issue of debt securities.

•	Reed Elsevier Capital Inc. may sell debt securities to or through one or more underwriters for public offering and sale by them or may sell debt securities to investors directly or through agents.

•	You should read this prospectus and any prospectus supplement carefully before you invest.
The Guarantees:

•	The payment of principal, premium, if any, interest and additional amounts, if any, on the debt securities will be fully and unconditionally guaranteed jointly and severally by Reed Elsevier PLC and Reed Elsevier NV.

      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
June 7, 2005

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $3,160,000,000.
      We provide information to you about the debt securities in the following two documents:

•	this prospectus, which contains general information, some of which may not apply to your debt securities; and

•	the accompanying prospectus supplement, which describes the terms of your debt securities and may also add, update or change information contained in this prospectus.
If the terms of your debt securities vary between the accompanying prospectus supplement and this prospectus, you should rely on the different information in the prospectus supplement.
      You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” to learn more about us and the debt securities we are offering.
      In this prospectus:

•	“Reed Elsevier Capital” refers to Reed Elsevier Capital Inc.; and

•	“guarantors” refers to Reed Elsevier PLC and Reed Elsevier NV.
      Reed Elsevier PLC and Reed Elsevier NV conduct their business through two jointly owned companies, Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities. Reed Elsevier is not a legal entity but a collective reference to the separate legal entities of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures. The businesses of all of the entities comprising Reed Elsevier are collectively referred to in this prospectus as “Reed Elsevier”, and the financial statements of the combined businesses are referred to as the “combined financial statements”. In this prospectus, references to “we”, “our”, or “us” are to all of the entities comprising Reed Elsevier.
      In this prospectus, references to US dollars, $ and ¢ are to US currency; references to sterling, £, pence or p are to UK currency; references to euro and € are to the currency of the European Economic and Monetary Union.
ENFORCEABILITY OF CIVIL LIABILITIES
      Reed Elsevier PLC is a public limited company incorporated in England and Reed Elsevier NV is a public limited company incorporated under the laws of The Netherlands. Some of the directors and executive officers of Reed Elsevier Capital and the guarantors are non-residents of the United States, and all or a substantial portion of the assets of the guarantors and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the guarantors or these non-resident persons or to enforce against any of them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.
      Reed Elsevier PLC has been advised by its English solicitors, Freshfields Bruckhaus Deringer, that there is doubt as to the enforceability in England in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated upon the federal securities laws of the United States.

      Reed Elsevier NV has been advised by its Dutch counsel, Freshfields Bruckhaus Deringer, that in the absence of an applicable convention between the United States and The Netherlands, a judgment rendered by a U.S. court, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States, will not be enforced by the courts of The Netherlands. In order to obtain a judgment which is enforceable in The Netherlands, the claim must be relitigated before a competent Netherlands court. A judgment rendered by a U.S. court will, under current practice, be confirmed by a Netherlands court if it finds that:

•	the judgment results from proceedings compatible with Netherlands concepts of due process;

•	the judgment is final and conclusive; and

•	the judgment does not contravene the public policy of The Netherlands.
If the judgment is confirmed by a Netherlands court, that court will generally grant the same claim without re-litigation on the merits, provided that the court may mitigate the amount of damages awarded by a U.S. court. Each of Reed Elsevier PLC and Reed Elsevier NV has consented to service of process in the Borough of Manhattan, the City of New York, for claims based upon the indenture (as described below under the heading “Description of the Debt Securities and Guarantees”), the debt securities and the guarantees.
WHERE YOU CAN FIND MORE INFORMATION
      Reed Elsevier PLC and Reed Elsevier NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. You may obtain a copy of any filing Reed Elsevier PLC and Reed Elsevier NV have made with the SEC directly from the SEC. You may read and copy documents referred to in this prospectus that have been filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.
      You can obtain more information about the SEC’s public reference rooms and their copy charges by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate by reference in this prospectus the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus will automatically update and supersede this prospectus.
      We incorporate by reference the documents listed below filed with the SEC under the Exchange Act:

•	our joint annual report on Form 20-F for the fiscal year ended December 31, 2004, filed on March 14, 2005.
      We also incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus but before the time that all of the debt securities covered by this prospectus have been sold:

•	any joint annual report on Form 20-F filed by us pursuant to the Exchange Act; and

•	those portions of any joint report on Form 6-K filed by us pursuant to the Exchange Act that indicate on the cover page those portions that will be incorporated by reference in this prospectus.

      You may request a copy of any filings referred to above (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus incorporates), at no cost, by contacting us at the following address:
Reed Elsevier Capital Inc.
1105 North Market Street
Suite 942
Wilmington, DE 19801
(302) 427-9299

REED ELSEVIER
      We are one of the world’s leading publishers and information providers. Our activities include science and medical, legal, education and business publishing. Our principal operations are in North America and Europe. For the year ended December 31, 2004, we had total turnover of approximately £4.8 billion and an average of approximately 35,100 employees. As at December 31, 2004, we had approximately 35,600 employees. In 2004, North America represented our largest single geographic market, based on turnover by destination, contribution 58% of our total turnover.
      Reed Elsevier came into existence in January 1993, when Reed Elsevier PLC and Reed Elsevier NV contributed their businesses to two jointly owned companies, Reed Elsevier Group plc, a UK registered company which owns the publishing and information businesses, and Elsevier Reed Finance BV, a Dutch registered company which owns the financing activities. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities and are publicly held companies. Reed Elsevier PLC’s securities are listed in London and New York, and Reed Elsevier NV’s securities are listed in Amsterdam and New York.
      Reed Elsevier PLC and Reed Elsevier NV each hold a 50% interest in Reed Elsevier Group plc. Reed Elsevier PLC holds a 39% interest in Elsevier Reed Finance BV, with Reed Elsevier NV holding a 61% interest. Reed Elsevier PLC additionally holds a 5.8% indirect equity interest in Reed Elsevier NV, reflecting the arrangements entered into between the two companies at the time of the merger, which determined the equalisation ratio whereby one Reed Elsevier NV ordinary share is, in broad terms, intended to confer equivalent economic interests to 1.538 Reed Elsevier PLC ordinary shares. The equalisation ratio is subject to change to reflect share splits and similar events that affect the number of outstanding ordinary shares of either Reed Elsevier PLC or Reed Elsevier NV.
      Under the equalisation arrangements, Reed Elsevier PLC shareholders have a 52.9% economic interest in Reed Elsevier, and Reed Elsevier NV shareholders (other than Reed Elsevier PLC) have a 47.1% economic interest in Reed Elsevier. Holders of ordinary shares in Reed Elsevier PLC and Reed Elsevier NV enjoy substantially equivalent dividend and capital rights with respect to their ordinary shares.
      The boards of both Reed Elsevier PLC and Reed Elsevier NV have agreed, except in exceptional circumstances, to recommend equivalent gross dividends (including, with respect to the dividend on Reed Elsevier PLC ordinary shares, the associated UK tax credit), based on the equalisation ratio. A Reed Elsevier PLC ordinary share pays dividends in sterling and is subject to UK tax law with respect to dividend and capital rights. A Reed Elsevier NV ordinary share pays dividends in euros and is subject to Dutch tax law with respect to dividend and capital rights.
      The principal assets of Reed Elsevier PLC comprise its 50% interest in Reed Elsevier Group plc, its 39% interest in Elsevier Reed Finance BV, its indirect equity interest in Reed Elsevier NV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc. The principal assets of Reed Elsevier NV comprise its 50% interest in Reed Elsevier Group plc, its 61% interest in Elsevier Reed Finance BV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier NV also owns shares, carrying special dividend rights, in certain of the Dutch subsidiaries of Reed Elsevier Group plc. These shares enable Reed Elsevier NV to receive dividends from companies within its tax jurisdiction, thereby mitigating Reed Elsevier’s potential tax costs.
      The principal executive offices of Reed Elsevier PLC are located at 1-3 Strand, London WC2N 5JR, England. Tel: +44 20 7930 7077. The principal executive offices of Reed Elsevier NV are located at Radarweg 29, 1043 NX Amsterdam, the Netherlands. Tel: +31 20 485 2434. The principal executive office located in the US is at 125 Park Avenue, 23rd Floor, New York, New York, 10017. Tel +1 212 309 5498. Our internet address is www.reedelsevier.com. The information on our website is not incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES(1)
(unaudited)
      The following table sets forth the ratio of earnings to fixed charges of Reed Elsevier for the periods indicated. You should read this table together with “Operating and Financial Review and Prospects — Operating Results — Reed Elsevier” and the combined financial statements of Reed Elsevier in the 2004 Annual Report on Form 20-F, each as incorporated by reference in this prospectus.

	Year ended December 31,

	2004	2003	2002	2001	2000

Reed Elsevier (continuing operations)
In accordance with U.K. GAAP(2)(3)	4.0	3.3	2.1	2.0	2.2
In accordance with U.S. GAAP(4)	4.8	4.7	3.2	1.7	1.8

(1)	For the purpose of computing these ratios of earnings to fixed charges, the term “earnings” means income before taxes and minority interests and fixed charges, and the term “fixed charges” means interest on all indebtedness, including capital leases and amortization of debt expense, plus the estimated interest element of rental expense, plus preference dividends.

(2)	Under a regulation adopted by the European Parliament, the Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, will be prepared in accordance with International Financial Reporting Standards (IFRS) with effect from the 2005 financial year. The Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, for the year ending December 31, 2005 will contain financial information for 2004 prepared in accordance with IFRS. The unaudited net effect of presenting the 2004 financial statements under IFRS has been estimated to increase Reed Elsevier’s earnings by £69 million. The unaudited ratio of earnings to fixed charges recalculated under IFRS for the year ended December 31, 2004 is 4.4. The increase in earnings under IFRS compared to UK GAAP comprise lower amortisation of goodwill and intangible assets of £151 million, partially offset by higher charges for share based payments and pensions of £48 million and £27 million respectively, together with a reclassification of £7 million to include the share of tax in joint ventures within earnings. These are accounting effects only and have no bearing on the cashflows in the businesses. Additional information on the adoption of IFRS is available on our website, www.reedelsevier.com. The information on this website is not incorporated by reference into this prospectus.

(3)	Earnings under UK GAAP are £745 million for the year ended December 31, 2004 (2003: £739 million; 2002: £552 million; 2001: £555 million; and 2000: £349 million). Included in earnings under UK GAAP in the year ended December 31, 2004 are amortisation of goodwill and intangible assets, including in joint ventures, of £406 million (2003: £445 million; 2002: £527 million; 2001: £501 million; and 2000: £468 million), exceptional operating charges of £56 million (2003: £72 million; 2002: £99 million; 2001: £98 million; and 2000: £115 million), and exceptional non-operating charges of £3 million (2003: credits of £26 million; 2002: charges of £12 million; 2001: credits of £26 million; and 2000: credits of £85 million).

(4)	The ratio of earnings to fixed charges under U.S. generally accepted accounting principles (“U.S. GAAP”) reflects the impact of differences between U.K. GAAP and U.S. GAAP on the measurement of earnings. The most significant differences relate to the capitalization and amortization of goodwill and intangible assets, pensions, deferred taxes, derivative financial instruments and share based payments.
USE OF PROCEEDS
      The net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include acquisitions and repayment of indebtedness.
DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES
      The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities.
      The debt securities and the guarantees will be issued under an indenture, dated as of May 9, 1995, among Reed Elsevier Capital, Reed Elsevier PLC and Reed Elsevier NV and JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank, N.A., as trustee, as supplemented to date. A copy of the indenture and any supplemental indentures are filed as exhibits to the registration statement of which this prospectus is a part.

      The following are summaries of the material provisions of the debt securities, the guarantees and the indenture.
General
      The indenture does not limit the amount of the debt securities that can be issued and provides that debt securities may be issued from time to time in one or more series. Any debt securities issued under the indenture are collectively referred to in this prospectus as debt securities. The particular terms of each series of debt securities offered by a prospectus supplement will be described in the prospectus supplement relating to that series.
      Each debt security and all the related obligations of Reed Elsevier Capital will constitute direct, unconditional, unsubordinated and unsecured obligations of Reed Elsevier Capital, without any preference among themselves. The debt securities will rank at least equally with all other unsecured and unsubordinated obligations of Reed Elsevier Capital.
      Please refer to the appropriate prospectus supplement for information relating to the following:

•	the designation, aggregate principal amount and authorized denominations of the series of debt securities;

•	the percentage or percentages of principal amount at which the debt securities of the series will be issued;

•	the original issue date or dates or periods during which the debt securities may be issued and the date or dates (or manner of determining that date or dates), on which, or the range of dates within which, the principal of (and premium, if any, on) the debt securities of the series is payable and the record dates, if any, for the determination of holders of debt securities of the series to whom principal (and premium, if any) is payable;

•	the rate or rates (or the manner of calculating that rate or rates, including any provisions for the increase or decrease of that rate or rates upon the occurrence of specific events) at which the debt securities of the series will bear interest, if any, or the discount, if any, at which any discounted securities may be issued, the date or dates from which that interest will accrue, the interest payment dates on which that interest will be payable (or manner of determining those dates) and the regular record date for the interest payable on any debt securities on any interest payment date;

•	the place or places where the principal of (and premium, if any, on) and interest, if any, on debt securities of the series will be payable and the place or places where any debt securities of the series may be surrendered for registration of transfer, any debt securities of the series may be surrendered for exchange, and notices and demands to or upon Reed Elsevier Capital or either guarantor, in respect of the debt securities of the series, may be served;

•	the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at the option of Reed Elsevier Capital or otherwise;

•	the obligation (which may be fixed or contingent upon events), if any, of Reed Elsevier Capital to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•	the currency, currencies or currency units in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any of the debt securities will be issued if other than US dollars and the particular provisions applicable thereto, in accordance with, in addition to or in lieu of the provisions in the indenture;

•	the denominations in which any debt securities of the series will be issuable, if other than the denomination of $1,000 and any integral multiples thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities of the series which will be payable upon a declaration of acceleration of their stated maturity;

•	any additional events of default (as defined below under “— Events of Default”), or any additional covenants or agreements of Reed Elsevier Capital or either guarantor, with respect to the debt securities of the series, whether or not those events of default or covenants or agreements are consistent with the terms of the indenture;

•	if a person other than JPMorgan Chase Bank, N.A. is to act as trustee for the debt securities of the series, and the name and location of the corporate trust office of that trustee;

•	if a person other than JPMorgan Chase Bank, N.A. is to act as principal paying agent for the debt securities of the series and the name and location of the principal office of that principal paying agent and, if other than that principal paying agent, the identity of the registrar for the debt securities of the series;

•	if other than the terms of the indenture described below under “— Satisfaction and Discharge,” provisions for the satisfaction and discharge of the indenture with respect to the debt securities of the series;

•	the date as of which any global security representing outstanding debt securities of the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

•	if applicable, the fact that the terms of the indenture described under “— Payment of Additional Amounts” and “— Redemption — Optional Redemption for Tax Reasons” below will not apply with respect to the debt securities of the series;

•	whether the debt securities of the series will be issued in whole or in part in the form of a global security or securities and, in that case, the depositary for that global security or securities;

•	whether any legends will be stamped or imprinted on all or a portion of the debt securities of the series, and the terms and conditions upon which any of those legends may be removed;

•	the form of the debt securities of the series (including the terms and conditions of that series of debt securities);

•	if other than US dollars, provisions, if any, for the debt securities of the series to be denominated, and payments thereon to be made, in foreign currencies and specifying the manner and place of payment thereon and, if other than as provided in the indenture, the manner of determining the equivalent thereof in US dollars;

•	if other than coin or currency in which the debt securities of that series are denominated, the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on the debt securities of the series shall be payable, and the time and manner of determining the exchange rate between the currency or currency unit in which the debt securities are denominated or stated to be payable and the currency or currency unit in which the debt securities are to be so payable;

•	the designation of the currency determination agent, if any; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture). (Section 301).
      All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuance of additional debt securities of that series. (Section 301).
      Some of the debt securities may be issued as discounted securities (providing that upon their redemption or acceleration of their stated maturity an amount less than their stated principal amount will become due and payable) to be sold at a substantial discount below their stated principal amount. Any

U.S. federal income tax consequences, U.K. tax consequences, Netherlands tax consequences and other special considerations applicable to any discounted securities will be described in the applicable prospectus supplement.
      Unless otherwise indicated in the prospectus supplement relating to the debt securities of a series, the provisions of the indenture and the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction, if any, involving Reed Elsevier Capital or either guarantor which might adversely affect the holders of the debt securities.
Denominations, Registration and Transfer
      The debt securities of a series will only be issuable as registered securities. Debt securities of a series may be issuable in the form of one or more global securities, as described under “— Global Debt Securities” below. (Section 201). Unless otherwise provided in the prospectus supplement with respect to the debt securities of a series, debt securities will be issued only in denominations or integral multiples of $1,000. (Section 302).
      Registered securities of any series will be exchangeable for other registered securities of any authorized denomination of a like series and of a like aggregate principal amount with like terms and conditions. (Section 305). Registered securities (other than a global security) may be presented for registration of transfer (with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent designated by Reed Elsevier Capital for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305). That transfer or exchange will be effected after the registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305). Reed Elsevier Capital has initially appointed the principal paying agent as the registrar under the indenture. (Section 305). If a prospectus supplement refers to any transfer agents (in addition to the registrar) initially designated by Reed Elsevier Capital with respect to any series of debt securities, Reed Elsevier Capital may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that Reed Elsevier Capital will be required to maintain a transfer agent in each place of payment for each series. Reed Elsevier Capital may at any time designate additional transfer agents with respect to any series of debt securities.
      In the event of any redemption of the debt securities of a series in part, Reed Elsevier Capital will not be required to:

•	issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt security selected for redemption as a whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305).
Global Debt Securities
      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. Unless and until a global security is exchanged in whole or in part for debt securities in definitive registered form, a global security representing all or a portion of the debt securities of a series may not be transferred except as a whole by the depositary for that series to its nominee or vice versa or by a nominee to another nominee of that depositary or in either case to a successor of that depositary or a nominee of that successor. (Section 305).

      The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series. Reed Elsevier Capital anticipates that the following provisions will apply to all depositary arrangements.
      Upon the issuance of a global security, the depositary or its nominee will credit the accounts of persons held with it with the respective principal amounts of the debt securities represented by that global security. Those accounts will be designated by the underwriters or agents with respect to those debt securities or by Reed Elsevier Capital if those debt securities are offered and sold directly by Reed Elsevier Capital. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those limits and those laws may impair the ability to transfer beneficial interests in a global security.
      So long as the depositary, or its nominee, is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series registered in their names, will not receive or be entitled to receive physical delivery of securities of that series in definitive form and will not be considered the owners or holders of those global securities under the indenture.
      Any payments of principal, premium, interest and additional amounts, if any, on debt securities registered in the name of a depositary or its nominee will be made to it as the registered owner of the global security representing those debt securities. (Section 307). None of Reed Elsevier Capital, the guarantors, the trustee, any principal paying agent or the registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Section 308).
      Reed Elsevier Capital and the guarantors expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest on a debt security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities of that series as shown on the records of that depositary or its nominee. (Section 307). Reed Elsevier Capital and the guarantors also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
      Beneficial interests in global securities are exchangeable for debt securities in definitive registered form in denominations and integral multiples of $1,000 if:

•	the depositary notifies Reed Elsevier Capital that it is unwilling or unable to continue as the holder of the global securities or ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact does cease business and a successor to the depositary registered as a clearing agency under the Exchange Act is not appointed by Reed Elsevier Capital within 90 days of this notification or announcement;

•	Reed Elsevier Capital in its discretion at any time determines that global securities should be exchanged (in whole, but not in part) for definitive securities; or

•	there occurs an event of default as described below under “— Events of Default.”
      Any debt security that is exchangeable in the circumstances described above is exchangeable for definitive debt securities issuable in authorized denominations and registered in those names as the depositary will direct. (Section 305).

Guarantees
      The guarantors have agreed unconditionally and irrevocably to jointly and severally guarantee the due and punctual payment of the principal of, premium (if any), interest and all other amounts in respect of the debt securities as and when they will become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the debt securities and the indenture, and the punctual performance of all other obligations of Reed Elsevier Capital under the debt securities and the indenture. (Section 1301). The guarantees will be direct, unconditional, unsubordinated and (subject to the provisions of the guarantees and the indenture) unsecured, joint and several obligations of each of the guarantors, without preference among themselves, and will rank at least equally with all other unsecured and unsubordinated obligations of the guarantors, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors’ rights. (Section 1301).
      The guarantees will provide that they may be enforced against either of the guarantors, in the event of a default in payment with respect to the debt securities issued by Reed Elsevier Capital, without making prior demand upon or seeking to enforce remedies against Reed Elsevier Capital, the other guarantor or other persons. The guarantees of the guarantors will be endorsed on each of the debt securities issued by Reed Elsevier Capital.
Payment of Additional Amounts
      All payments of principal, premium (if any) and interest in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction (as defined below), unless that withholding or deduction is required by law.
      The indenture provides that if withholding or deduction is required by law, then Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, will pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction under the laws of which Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax), or any jurisdiction from or through which any amount is paid by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) (each a “Relevant Taxing Jurisdiction”), will not be less than the amount provided for in any debt security to be then due and payable; provided, however, that Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, will not be required to make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge which would not have been imposed but for:

•	the existence of any present or former connection between that holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over that holder, if that holder is an estate, trust, partnership or corporation or any person other than the holder to which that debt security or any amount payable on that debt security is attributable for the purpose of that tax, assessment or charge) and a Relevant Taxing Jurisdiction, including without limitation, that holder (or fiduciary, settlor, beneficiary, member, shareholder or possessor or person other than the holder) being or having been a citizen or resident of a Relevant Taxing Jurisdiction or being or having been present or engaged in a trade or business in a Relevant Taxing Jurisdiction, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction; or

•	the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment was duly provided for, whichever occurred later except to the extent that the holder would have been entitled to additional amounts on presenting that debt security for payment on or before the thirtieth day;

•	any estate, inheritance, gift, sale, transfer or personal property tax, assessment or other governmental charge of a similar nature;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by that holder or any other person mentioned in the first bullet above to comply with a request of Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, addressed to that holder or that other person to provide information concerning the nationality, residence or identity of that holder or that other person, or to make any declaration or other similar claim or reporting requirement, which is in either case required by a statute, treaty or regulation of the Relevant Taxing Jurisdiction, as a precondition to exemption from or reduction of that tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of that holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge imposed on interest received by:

•	a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of Reed Elsevier Capital; or

•	a controlled foreign corporation related to Reed Elsevier Capital within the meaning of Section 864(d)(4) of the Code;

•	any tax, assessment or other governmental charge that is imposed on a payment to an individual resident of a member state of the European Union and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law (whether of a member state of the European Union or a non-member state) implementing or complying with, or introduced to conform to, any such directive;

•	any debt security that is presented for payment by or on behalf of an individual resident of a member state of the European Union who would have been able to avoid any withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union; or

•	any combination of the seven above items,
nor will additional amounts be paid with respect to:

•	any tax, assessment or governmental charge that is payable other than by deduction or withholding from payments on the debt securities; or

•	any payment to any holder which is a fiduciary or a partnership or other than the sole beneficial owner of that debt security to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or the beneficial owner would not have been entitled to those additional amounts had it been the holder of that debt security. (Section 1008).
Redemption
      General. The debt securities of a series may provide for mandatory redemption by Reed Elsevier Capital or the guarantors or redemption at the election of Reed Elsevier Capital or the guarantors.
      In the case of any redemption of any series of debt securities prior to the expiration of any restriction on such redemption provided in the terms of such debt securities or the indenture, Reed Elsevier Capital will furnish to the trustee of debt securities for such series an officers’ certificate evidencing compliance with such restriction. (Section 1102) Prior to the giving of any notice of any tax redemption of any series of debt securities, Reed Elsevier Capital will deliver to the trustee a written opinion of independent legal counsel of recognized standing in the appropriate jurisdiction who is reasonably acceptable to the trustee,

Reed Elsevier Capital and the guarantors stating that Reed Elsevier Capital is entitled to effect the redemption, together with an officers’ certificate of Reed Elsevier Capital and each of the guarantors setting forth a statement of facts showing that the conditions precedent, if any, to the right to redeem have occurred. (Section 1108).
      Unless otherwise provided in the applicable prospectus supplement, notice of a redemption will be given not less than 30 nor more than 60 days (or, in the case of partial redemptions, 45 days) prior to the date fixed for redemption, if any, in accordance with the provisions described under “— Notices” below and pursuant to the terms of the indenture. (Section 1104). Notice having been given, those debt securities will become due and payable on the redemption date and will be paid at the applicable redemption price at the place or places of payment and in the manner specified in those debt securities. (Section 1106).
      Following the redemption date, if moneys for the redemption of the debt securities called for redemption have been made available, as provided in those debt securities, on the redemption date, those debt securities will cease bearing interest, and the only right of the holders of those debt securities will be to receive payment of the applicable redemption price specified in those debt securities. (Sections 1105 and 1106).
      In the event of a partial redemption of debt securities of a series of like terms and conditions, the debt securities to be redeemed will be selected by the trustee pursuant to the provisions of the indenture. (Section 1103).
      Reference is made to the applicable prospectus supplement relating to each series of debt securities which are discounted securities for the particular provisions relating to redemption of those discounted securities.
      Optional Redemption for Tax Reasons. All of the debt securities of any series may be redeemed, at the option of Reed Elsevier Capital, at 100% of the principal amount (or, in the case of discounted securities, that lesser amount as may be provided for) and premium, if any, together with accrued but unpaid interest, if any, to the redemption date if, as a result of any change in, or amendment to, the laws of a Relevant Taxing Jurisdiction, or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the debt securities, be obligated, in making that payment, to pay additional amounts, as described under the heading “Payment of Additional Amounts” in this prospectus and that obligation cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, as the case may be, taking reasonable measures available to them. (Section 1108).
      All of the debt securities constituting any series may also be redeemed, at the option of Reed Elsevier Capital at the Special Redemption Price (as defined below), if, as a result of any change in, or amendment to, the U.S. Internal Revenue Code of 1986, as amended, or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, the deductibility or timing of interest payments on the debt securities would be affected in any manner which is then adverse to Reed Elsevier Capital and that effect cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, taking reasonable measures available to them. (Section 1108).
      The “Special Redemption Price” will equal the principal amount of the debt security to be redeemed (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities), plus accrued and unpaid interest to the redemption date, plus the Redemption Premium.

      The “Redemption Premium” at any time with respect to any debt security means the amount (but not less than zero) obtained by subtracting:

•	the aggregate amount of the principal being redeemed on that redemption date with respect to that debt security (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) from:

•	the sum of the Present Values on the redemption date of:

•	the aggregate amount of principal being redeemed (assuming principal was paid at stated maturity); and

•	each amount of interest (other than accumulated interest payable on the next interest payment date) which would have been payable on the amount of that principal being redeemed (assuming principal was paid at stated maturity and interest payments pursuant to the terms of the debt securities were paid when due). (Section 1108).
      “Present Value,” for any amount of principal or interest, will be computed on a semiannual basis at a discount rate equal to the Treasury Yield. The “Treasury Yield” will be determined by reference to the most recent Federal Reserve Statistical Release H.15 (519), Selected Interest Rates, or any successor publication (“H.15 (519)”) which has become available prior to the redemption date (or, if H.15 (519) is no longer published, any publicly available source of similar market data), and will be the most recent yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to, in the case of principal, the time (the “time to maturity”) between the redemption date and the date that the principal payment would otherwise have become due, and in the case of interest which would have been payable on the amount of that principal being redeemed, the then remaining weighted average life to maturity of those interest payments. (Section 1108). If the time to maturity or the weighted average life to maturity of those interest payments (so computed), as the case may be, is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the Treasury Yield will be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of U.S. Treasury securities for which those yields are given, except that if the weighted average life to maturity (so computed) is less than one year, the yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used. (Section 1108).
Repurchase
      Subject to applicable law (including U.S. federal securities law), Reed Elsevier Capital, either guarantor or any subsidiary of either guarantor (as defined below under “— Covenants of Reed Elsevier Capital and the Guarantors”) may at any time repurchase debt securities of any series in any manner and at any price. Debt securities of a series repurchased by Reed Elsevier Capital, either guarantor or any subsidiary of either guarantor may be held, resold or surrendered by that purchaser through Reed Elsevier Capital, to the trustee or any paying agent appointed by Reed Elsevier Capital with respect to those debt securities for cancellation.
Payment and Paying Agents
      Unless otherwise indicated in an applicable prospectus supplement, payment of principal of (and premium, if any, on) and interest, if any, on debt securities (other than a global security) will be made at the office of that paying agent or paying agents as Reed Elsevier Capital or the guarantors may designate from time to time, except that, at the option of Reed Elsevier Capital, payment of any interest may be made:

•	by check mailed or delivered to the address of the person entitled to that interest at the address that appears in the register for debt securities of any series; or

•	by wire transfer to an account maintained with a bank located in the United States by the person entitled to that interest as specified in that securities register.
      Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment; provided, however, that interest, if any, payable at maturity will be payable to the person to whom the principal is payable.
      Unless otherwise indicated in an applicable prospectus supplement, JPMorgan Chase Bank, N.A. will act as the paying agent for each series of debt securities.
      Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in The City of New York will be designated as the sole paying agency of Reed Elsevier Capital and the guarantors for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by Reed Elsevier Capital or either guarantor, as the case may be, for the debt securities of a series will be named in the related prospectus supplement. Reed Elsevier Capital or either guarantor may at any time appoint additional paying agents, rescind the appointment of any paying agent or approve a change in the office through which any paying agent acts, except that Reed Elsevier Capital and each guarantor will be required to maintain a paying agent in each place of payment for a series.
      All moneys paid by Reed Elsevier Capital or either guarantor to the trustee or any paying agent for the debt securities of any series, or then held by Reed Elsevier Capital or either guarantor, in trust for the payment of principal of (and premium, if any, on) and interest, if any, on any debt security or in respect of any other additional payments which remain unclaimed at the end of two years after that principal (and premium, if any), and interest, if any, or additional payments will have become due and payable will (subject to applicable laws) be repaid to Reed Elsevier Capital or either guarantor, as the case may be, on issuer request or guarantor request or (if then held by Reed Elsevier Capital or either guarantor) will be discharged from that trust; and the holder of that debt security will thereafter, as an unsecured general creditor, look only to Reed Elsevier Capital (or to each guarantor pursuant to its guarantees) for payment. (Section 1003).
Events of Default
      An “event of default” with respect to each series of debt securities means any one of the following events:

•	Reed Elsevier Capital defaults in payment or prepayment of all or any part of the principal of any debt security or any prepayment charge or interest (which default, in the case of interest only, has continued for a period of 30 days or more) on the debt securities when they have become due and payable, whether at stated maturity, by acceleration, by notice of redemption or otherwise;

•	except as provided in the preceding paragraph, Reed Elsevier Capital or either guarantor fails to perform or observe any of its obligations under the indenture or the guarantees, as the case may be, (other than an obligation included in the indenture solely for the benefit of any series of debt securities other than that series) or the debt securities of that series and that failure continues for a period of more than 60 days after the date on which there has been given, by registered or certified mail, to Reed Elsevier Capital and each guarantor by the trustee or to Reed Elsevier Capital, each guarantor and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series a written notice specifying the default or breach and requiring it to be remedied;

•	the maturity of any Indebtedness (as defined below) of Reed Elsevier Capital or either guarantor in an aggregate principal amount of at least US$20,000,000 (or the equivalent in another currency) has been accelerated because of a default or any of that Indebtedness in an aggregate principal amount of at least US$20,000,000 (or the equivalent in another currency) has not been paid at final maturity (as extended by any applicable grace period) and, with respect to Reed Elsevier Capital in any case described in this paragraph, the obligations of Reed Elsevier Capital under that series of debt securities have not been assumed during the 90-day period following that acceleration or non-payment by another Component Company (as defined below) wholly owned by the guarantors;

•	Reed Elsevier Capital has:

•	applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

•	made a general assignment for the benefit of its creditors;

•	commenced a voluntary case under the U.S. federal Bankruptcy Code;

•	filed a petition seeking to take advantage of any other law providing for the relief of debtors;

•	acquiesced in writing to any petition filed against it in an involuntary case under the Bankruptcy Code;

•	admitted in writing its inability to pay its debts generally as those debts become due;

•	taken any action under the laws of its jurisdiction of incorporation analogous to any of the foregoing; or

•	taken any requisite corporate action for the purpose of effecting any of the foregoing;

•	a proceeding or case has been commenced, without the application or consent of Reed Elsevier Capital in any court of competent jurisdiction, seeking:

•	the liquidation, reorganization, dissolution, winding up, or composition or readjustment of Reed Elsevier Capital’s debts;

•	the appointment of a trustee, receiver, custodian, liquidator or the like in respect of Reed Elsevier Capital or in respect of all or any substantial part of its assets; or

•	similar relief, under any law providing for the relief of debtors;

and that proceeding or case has continued undismissed, or unstayed and in effect, for 90 days; or an order for relief has been entered in an involuntary case under the Bankruptcy Code against Reed Elsevier Capital and that order remains undismissed, or unstayed and in effect, for 90 days; or action under the laws of the jurisdiction of incorporation of Reed Elsevier Capital analogous to any of the foregoing has been taken with respect to Reed Elsevier Capital and has continued undismissed, or unstayed and in effect, for 90 days; and in any case described in this paragraph, the obligations of Reed Elsevier Capital under that series of debt securities have not been assumed during that 90-day period by another Component Company wholly owned by the guarantors;

•	either:

•	an order for the winding up of either of the guarantors is made and is not set aside within 90 days of the date of that order or pursuant to an appeal lodged within 90 days of the date of that order, except an order for the winding up of either of the guarantors in connection with a transaction not otherwise prohibited under “— Covenants of Reed Elsevier Capital and the Guarantors — Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	an effective resolution is passed for the winding up of either of the guarantors, except a resolution passed for the winding up of either of the guarantors in connection with a transaction not otherwise prohibited under “— Covenants of Reed Elsevier Capital and the Guarantors — Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	either of the guarantors ceases to pay its debts or ceases to carry on its business or a major part of its business, except any cessation by either of the guarantors in connection with a transaction not otherwise prohibited under “— Covenants of Reed Elsevier Capital and the Guarantors — Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	an encumbrancer takes possession, or any administrative or other receiver or any manager is appointed, of the whole or any substantial part of the undertaking or assets of either of the guarantors;

•	a distress or execution is levied or enforced upon or sued out against all or any substantial part of the property of either of the guarantors, and, in each case, is not discharged within 90 days; or

•	Reed Elsevier PLC is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, an English statute, or Reed Elsevier NV is unable to pay its debts within the meaning of Article 1 of The Netherlands Bankruptcy Code of September 30, 1893;

•	either:

•	the guarantees with respect to either of the guarantors cease to be in full force and effect for any reason whatsoever and new guarantees with respect to the guarantors of substantially the same scope as the guarantees have not come into effect or the debt securities have not been redeemed in full or funds have not been set aside for redemption; or

•	either of the guarantors contests or denies in writing the validity or enforceability of any of its obligations under the guarantees; or

•	any other event of default provided with respect to the debt securities of that series. (Section 501).
      If an event of default with respect to any particular series of debt securities occurs and is continuing, the trustee for the debt securities of that series or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may exercise any right, power or remedy permitted by law and will have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal amount (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) of (including premium, if any, on) all the debt securities of that series to be due and payable immediately, by a notice in writing to Reed Elsevier Capital and each guarantor (and to the trustee if given by holders), and upon that declaration of acceleration that principal or that lesser amount, as the case may be, including premium, if any, together with any accrued interest and all other amounts owing will become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which have been expressly waived by Reed Elsevier Capital and each guarantor. (Section 502). However, at any time after that declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee for the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration. (Section 502).
      Holders of debt securities of any series may not enforce the indenture, the debt securities or the guarantees, except as described in the preceding paragraph; provided, that each holder of debt securities will have the right to institute suit for the enforcement of payment of the principal of (and premium, if any, on) and interest, if any, on those debt securities on their respective stated maturities as provided in the indenture. (Section 507). The trustee may require indemnity satisfactory to it before it enforces the indenture, the debt securities or the guarantees. (Section 514). Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power. (Section 512). Reed Elsevier Capital and each guarantor will furnish the trustee with an annual certificate of certain of its officers certifying, to the best of their knowledge, whether Reed Elsevier Capital or each guarantor is, or has been, in default and specifying the nature and status of that default. (Section 1004). The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities, give to the holders of the debt securities notice of any default, known to it, unless that default has been cured or waived; provided, that the trustee may withhold from holders of debt securities of any series notice of any continuing default (except a default in payment) if it determines in good faith that the withholding of that notice is in the interest of the holders. (Section 602).
Covenants of Reed Elsevier Capital and the Guarantors
      Reed Elsevier Capital and each guarantor have also agreed that, so long as any of the debt securities are outstanding, it or they, as the case may be, will comply with the obligations set forth below.
      Payment of Principal, Premium (if any) and Interest. Reed Elsevier Capital will duly and punctually pay the principal of, premium, if any, interest, if any, and all other amounts due on the debt securities in accordance with their terms and the terms of the indenture. (Section 1001).

      Ownership of Reed Elsevier Capital. The guarantors will, either individually or together, at all times own, directly or indirectly, all of the voting stock of Reed Elsevier Capital. (Section 1006).
      Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets. Neither Reed Elsevier Capital nor either of the guarantors will, directly or indirectly, consolidate, merge or amalgamate with, or sell, lease or otherwise dispose of substantially all its assets to any other person unless:

•	no event of default and no event which, after the giving of notice or lapse of time or both, would become an event of default, will exist immediately before and immediately after that transaction;

•	either:

•	Reed Elsevier Capital or either guarantor is the survivor of that transaction; or

•	if Reed Elsevier Capital or either guarantor is not the survivor, the survivor is:

•	in the case of a transaction involving Reed Elsevier Capital, a Component Company, all of whose voting stock is directly or indirectly owned by the guarantors and which is incorporated and existing under the laws of the United States or one of the States and that Component Company expressly assumes, by a supplemental indenture that is executed and delivered to the trustee, in form reasonably satisfactory to that trustee, Reed Elsevier Capital’s obligations under the debt securities, or

•	in the case of a transaction involving either of the guarantors, a corporation or other person which expressly assumes, by a supplemental indenture that is executed and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to each of those trustees, with any amendments or revisions necessary to take account of the jurisdiction in which that corporation or other person is organized (if other than the United Kingdom, in the case of Reed Elsevier PLC, or The Netherlands, in the case of Reed Elsevier NV), the applicable guarantor’s obligations under the guarantees; and

•	Reed Elsevier Capital or either guarantor has delivered to the trustee a certificate signed by two duly authorized officers of Reed Elsevier Capital or either guarantor and an opinion of counsel stating that the consolidation, merger, amalgamation, sale, lease or conveyance and the supplemental indenture evidencing the assumption by a Component Company or corporation or other person comply with the indenture and that all conditions precedent provided for in the indenture relating to that transaction have been complied with. (Section 801).
      Upon any consolidation, amalgamation or merger, or any conveyance, transfer or lease, the successor Component Company or person will succeed to, and be substituted for, and may exercise every right and power of, Reed Elsevier Capital or either guarantor under the indenture with the same effect as if that successor subsidiary or person has been named as Reed Elsevier Capital or either guarantor, and thereafter, except in the case of a lease, the predecessor obligor will be relieved of all obligations and covenants under the indenture, the debt securities or the related guarantees. (Section 802).
      The guarantors may cause any Component Company, wholly owned by the guarantors, which is a corporation organized and existing under the laws of the United States or one of the States to be substituted for Reed Elsevier Capital, and to assume the obligations of Reed Elsevier Capital (or any corporation which has previously assumed the obligations of Reed Elsevier Capital) for the due and punctual payment of the principal of (and, premium, if any, on) and interest, if any, on the debt securities and the performance of every covenant of the indenture and the debt securities on the part of Reed Elsevier Capital to be performed or observed; provided, that:

•	that Component Company will expressly assume those obligations by a supplemental indenture, executed by that Component Company and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to that trustee, and, if that Component Company assumes those obligations, each guarantor will, in that supplemental indenture, confirm that its guarantees as guarantor will apply to that Component Company’s obligations under the debt securities and the indenture, as so modified by that supplemental indenture; and

•	immediately after giving effect to that assumption of obligations, no event of default with respect to any series of debt securities and no event which, after notice or lapse of time or both, would become an event of default, with respect to any series of debt securities will have occurred and be continuing. (Section 803).
      Upon that assumption of obligations, that Component Company will succeed to, and be substituted for, and may exercise every right and power of, Reed Elsevier Capital under the indenture with respect to the debt securities with the same effect as if that Component Company had been named as the “issuer” under the indenture, and the former issuer, or any successor corporation which will therefore have become Reed Elsevier Capital in the manner prescribed in the indenture, will be released from all liability as obligor upon the debt securities. (Section 803).
      If the guarantors cause any Component Company all of whose voting stock is directly or indirectly owned by them to be substituted for Reed Elsevier Capital in accordance with the terms and conditions of the debt securities, that substitution may constitute a deemed sale or exchange of the debt securities for U.S. federal income tax purposes. As a result, the holder of a debt security may recognize taxable gain or loss and may be required to include in income different amounts during the remaining term of that debt security than would have been included absent that substitution. If that substitution occurs, holders should consult their tax advisors regarding the tax consequences.
      Limitations on Liens. The guarantors will not, nor will they permit any Restricted Company to, create or assume after the date specified for a series of debt securities in the applicable prospectus supplement any Lien securing Indebtedness other than:

•	Liens securing Indebtedness for which either of the guarantors or any Restricted Company is contractually obligated on that date;

•	Liens securing Indebtedness incurred in the ordinary course of business of either of the guarantors or any Restricted Company;

•	Liens securing Indebtedness incurred in connection with the financing of receivables of either of the guarantors or any Restricted Company;

•	Liens on Property acquired or leased after that date securing Indebtedness in amounts not exceeding the acquisition cost of that Property (provided that the Lien is created or assumed within 360 days after that acquisition or lease);

•	in the case of real estate owned on or acquired after that date which, on or after that date, is improved, Liens on that real estate and/or improvements securing Indebtedness in amounts not exceeding the cost of those improvements;

•	Liens on Property acquired after that date securing Indebtedness existing on that Property at the time of that acquisition (provided that the Lien has not been created or assumed in contemplation of that acquisition);

•	Liens securing Indebtedness of a corporation at the time it becomes a subsidiary of a Component Company (provided that the Lien has not been created or assumed in contemplation of that corporation becoming a subsidiary of a Component Company);

•	rights of set-off over deposits of either of the guarantors or any Restricted Company held by financial institutions;

•	Liens on Property of either of the guarantors or any Restricted Company in favor of any governmental authority of any jurisdiction securing the obligation of that guarantor or that Restricted Company pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

•	Liens securing industrial revenue, development or similar bonds issued by or for the benefit of either of the guarantors or any Restricted Company, provided that those industrial revenue, development or similar bonds are nonrecourse to either guarantor or that Restricted Company;

•	Liens in favor of either of the guarantors or of any other Component Company; and

•	extensions, renewals, refinancings or replacements of any Liens referred to above; provided, that the outstanding principal amount of the obligation secured thereby at any time is not increased above the outstanding principal amount at any previous time and so long as any extension, renewal, refinancing or replacement of any Liens is limited to the property originally encumbered. (Section 804).
      Notwithstanding the provisions set forth above either of the guarantors or any Restricted Company may create or assume any Lien securing Indebtedness which would otherwise be subject to the foregoing restrictions provided that either:

•	after giving effect to the Liens, Indebtedness secured by those Liens (not including Indebtedness secured by Liens permitted above) then outstanding does not exceed 15 percent of Adjusted Total of Capital and Reserves (as defined below); or

•	at the time the Lien is created or assumed, the debt securities or the obligations of that guarantor which has created or assumed, or the obligations of both guarantors if the Lien is created or assumed by a Restricted Company, that Lien pursuant to its guarantees are equally and ratably secured with that Indebtedness for so long as that Indebtedness is secured. (Section 804).
      Limitation on Sale and Leaseback Transactions. The guarantors will not, and will not cause or permit any Restricted Company to, engage in any sale and leaseback transaction (other than a sale and leaseback transaction involving any property acquired after the date specified for a series of debt securities in the applicable prospectus supplement) unless:

•	either of the guarantors or any Restricted Company would be entitled (other than pursuant to the exceptions under “— Limitations on Liens” above) to secure Indebtedness equal to the amount realized upon the sale or transfer involved in that transaction without securing the debt securities or the guarantees; or

•	an amount equal to the fair value, as determined in good faith by the board of directors or the executive board of either guarantor or any Restricted Company, of the leased property is applied or definitively committed within 360 days of the effective date of the sale and leaseback transaction to:

•	the acquisition or construction of property other than current assets;

•	the repayment of the debt securities pursuant to their terms; or

•	the repayment of Indebtedness of either guarantor or any Restricted Company (other than Indebtedness owed to that guarantor or to any other Component Company and other than Indebtedness the payment of principal of or interest on which is contractually subordinated to the prior payment of principal of or interest on the debt securities). (Section 805).
      For the purpose of these covenants and the events of default the following terms have the following respective meanings:
      “Adjusted Total of Capital and Reserves” means:

•	the amount for the time being paid up on the issued share capital of Reed Elsevier PLC and Reed Elsevier NV; and

•	the amounts standing to the credit of the reserves of Reed Elsevier (being the elements of combined shareholders’ funds other than the paid up issued share capital of Reed Elsevier PLC and Reed Elsevier NV, including the balance standing to the credit of profit and loss account) as shown in the last audited combined financial statements of Reed Elsevier after making those adjustments as in the opinion of Reed Elsevier PLC’s and Reed Elsevier NV’s auditors may be appropriate, including adjustments to take account of any alterations to those reserves resulting from any distributions or any issues of share capital whether for cash or other consideration (including any transfers to share premium account) or any payments up by capitalization from reserves of share capital theretofore not paid up or any reductions of paid up share capital or share premium account which may have taken place since the date of those balance sheets, less any amounts included in the reserves and appearing on those audited combined financial statements as being reserved or set aside for future taxation assessable by reference to profits earned down to the date to which those balance sheets are made up.

      “Component Company” means any one of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc, Elsevier Reed Finance BV and their respective direct and indirect subsidiaries (or the successor to any of those companies).
      “Indebtedness,” with respect to any person, means:

•	any obligation of that person for borrowed money;

•	any obligation incurred for all or any part of the purchase price of Property or for the cost of Property constructed or of improvements on the Property, other than accounts payable included in current liabilities and incurred in respect of Property purchased in the ordinary course of business;

•	any obligation under capitalized leases (as determined in accordance with U.K. GAAP) of that person; and

•	any direct or indirect guarantees of that person of any obligation of the type described in the preceding three paragraphs of any other person.
      “Lien” means any security interest, mortgage, pledge, lien, charge, encumbrance, lessor’s interest under a capitalized lease or analogous instrument in, of or on any Property.
      “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision or any other entity.
      “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, share capital.
      “Restricted Company” means any Component Company, other than one of the guarantors, substantially all of the physical properties of which are located, or substantially all of the operations of which are conducted, within the United States, the United Kingdom or The Netherlands. “Restricted Company” does not include any Component Company which is principally engaged in leasing or financing installment receivables or which is principally engaged in financing the operations of one or more Component Companies (which includes only those Component Companies in which more than 50% of the capital stock having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the guarantors).
      “subsidiary,” with respect to any person, means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by that person. (Section 101).
Satisfaction and Discharge
      Except as may otherwise be set forth in the prospectus supplement relating to the debt securities of any particular series, the indenture provides that Reed Elsevier Capital will be discharged from its obligations under the debt securities of that series (with certain exceptions) at any time prior to the stated maturity or redemption of those debt securities when:

•	Reed Elsevier Capital has irrevocably deposited with or to the order of the trustee for the debt securities of that series, in trust:

•	sufficient funds in the currency or currency unit in which debt securities of that series are payable to pay and discharge the entire indebtedness on all of the outstanding debt securities of that series for unpaid principal (and premium, if any) and interest, if any, to the stated maturity, or redemption date, as the case may be; or

•	that amount of Government Obligations (as defined below) as will, together with the predetermined and certain income to accrue on those Government Obligations (without consideration of any reinvestment), be sufficient to pay and discharge when due the principal (and premium, if any) and interest, if any, to the stated maturity or any redemption date, as the case may be; or

•	that amount equal to the amount referred to in the above two paragraphs in any combination of the currency or currency unit in which debt securities of that series are payable or Government Obligations;

•	Reed Elsevier Capital or any guarantor has paid or caused to be paid all other sums payable with respect to the debt securities of that series;

•	Reed Elsevier Capital has delivered to the trustee for the debt securities of that series an opinion of counsel to the effect that:

•	Reed Elsevier Capital has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in applicable U.S. federal income tax law in either case to the effect that, and based upon an opinion of counsel which confirm that, the beneficial owners of debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if that discharge had not occurred; and certain other conditions are met. (Section 401).
      Upon a discharge, the holders of the debt securities of that series will no longer be entitled to the benefits of the terms and conditions of the indenture, the debt securities and the guarantees, if any, except for certain provisions, including registration of transfer and exchange of those debt securities and replacement of mutilated, destroyed, lost or stolen debt securities of that series, and will look for payment only to those deposited funds or obligations. (Section 401).
      “Government Obligations” means securities which are:

•	direct obligations (or certificates representing an ownership interest in those obligations) of the government which issued the currency in which the debt securities of a particular series are payable (unless the currency in which the debt securities of a particular series is unavailable due to the imposition of exchange controls or other circumstances beyond Reed Elsevier Capital’s control, in which case the obligations shall be issued in US dollars) for which its full faith and credit are pledged; or

•	obligations of a person controlled or supervised by, and acting as an agency or instrumentality of, the government which issued the currency in which the debt securities of a particular series are payable (unless the currency in which the debt securities of a particular series is unavailable due to the imposition of exchange controls or other circumstances beyond Reed Elsevier Capital’s control, in which case the obligations shall be issued in US dollars), issued in that currency the payment of which is unconditionally guaranteed by that government as a full faith and credit obligation of that government and are not callable or redeemable at the option of Reed Elsevier Capital or either of the guarantors. (Section 101).

Supplemental Indentures
      The indenture contains provisions permitting Reed Elsevier Capital, each guarantor and the trustee for the debt securities of any or all series:

•	without the consent of any holders of debt securities issued under the indenture, to enter into one or more supplemental indentures to, among other things, cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of the holders of debt securities of any particular series; and

•	with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities then outstanding and affected by the supplemental indenture, to enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of those debt securities under the indenture.
      However, no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount or the rate of interest, if any, or any premium or principal payable upon the redemption of that debt security, or change any obligation of Reed Elsevier Capital to pay additional amounts thereon or reduce the amount of the principal of a discounted security that would be due and payable upon a declaration of acceleration of the stated maturity, or change any place of payment where any debt security or any interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity or the date any such payment is otherwise due and payable (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any particular series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture;

•	change any obligation of Reed Elsevier Capital and each guarantor to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify certain of the provisions of the indenture pertaining to the waiver by holders of debt securities of past defaults, supplemental indentures with the consent of holders of debt securities and the waiver by holders of each debt security of certain covenants, except to increase any specified percentage in aggregate principal amount required for any actions by holders of debt securities or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected; or

•	change in any manner adverse to the interests of the holders of any outstanding debt securities the terms and conditions of the obligations of each guarantor in respect of the due and punctual payment of the principal (or, if the context so requires, lesser amount in the case of discounted securities) of (and premium, if any) and interest, if any, on or any additional amounts or any sinking fund payments provided in respect of that debt security. (Section 902).
Waivers
      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series of debt securities issued under the indenture and affected thereby may, on behalf of the holders of those debt securities of that series, waive compliance by Reed Elsevier Capital or any guarantor with certain restrictive provisions of the indenture as pertain to the corporate existence of Reed Elsevier Capital and that guarantor, the maintenance of certain agencies by Reed Elsevier Capital and that guarantor or to the covenants described under “— Covenants of Reed Elsevier Capital and the Guarantors” above. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (and premium, if any, on) and interest, if any, on any debt security of that series or with respect to a covenant or a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 513).
Further Issuances
      Reed Elsevier Capital may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the indenture further debt securities ranking equally with those debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of those further debt securities or except for the first payment of interest following the issue date of those further debt securities), and those further debt securities will be consolidated and form a single series with those debt securities and will have the same terms as to status, redemption or otherwise as those debt securities.
Notices
      Notices to holders of debt securities of a series will be given by mail to the addresses of holders as they appear in the applicable security register for that series.
Title
      Reed Elsevier Capital, any trustees and any agent of Reed Elsevier Capital or any trustees may treat the registered owner of any debt security as its absolute owner (whether or not that debt security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.
Governing Law
      The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Consent to Service
      Reed Elsevier Capital and each of the guarantors has designated and appointed Henry Z. Horbaczewski, Reed Elsevier Inc., at 125 Park Avenue, 23rd floor, in the Borough of Manhattan, The City of New York, New York 10017 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the debt securities, the guarantees or the indenture which may be instituted in any federal or New York State court located in the Borough of Manhattan, City and State of New York, and has submitted (for the purposes of any suit or proceeding) to the jurisdiction of any court in that area in which any suit or proceeding is instituted. Each of Reed Elsevier PLC and Reed Elsevier NV has agreed, to the fullest extent that it lawfully may do so, that final judgment in any suit, action or proceeding brought in a court will be conclusive and binding upon it and may be enforced in the courts of the United Kingdom and The Netherlands, as the case may be (or any other courts to the jurisdiction of which it is subject).
      Notwithstanding the foregoing, any actions arising out of or relating to the debt securities, the guarantees or the indenture may be instituted by the trustees or the holder of any debt security of a series in any competent court in the United Kingdom, The Netherlands or other competent jurisdiction.

Concerning the Trustee
      The indenture provides that, except during the continuance of an event of default, the trustee will have no obligations other than the performance of those duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs. (Section 601).

TAXATION
United States Federal Income Tax Considerations
      The following is a summary of certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets and does not deal with taxpayers subject to special rules such as:

•	a dealer in securities or currencies;

•	a regulated investment company;

•	a real estate investment trust;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding debt securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a person who is an investor in a partnership or other pass-through entity;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a person liable for alternative minimum tax; or

•	a person whose “functional currency” is not the US dollar.
      In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a Non-U.S. Holder (as defined below) subject to special treatment under the U.S. federal income tax laws (including if you are a “controlled foreign corporation,” “passive foreign investment company” or United States expatriate).
      The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that all debt securities issued under the program will be classified for U.S. federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. We will summarize any special U.S. federal income tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement.
      If a partnership holds our debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your tax advisors.
      If you are considering the purchase of the debt securities, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.
Consequences to U.S. Holders
      The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the debt securities.
      Certain consequences to “Non-U.S. Holders” of the debt securities, which are beneficial owners of debt securities (other than partnerships) that are not U.S. Holders, are described under “— Consequences to Non-U.S. Holders” below.

      “U.S. Holder” means a beneficial owner of a debt security that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Colombia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
      Payments of Interest. Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.
      Original Issue Discount. If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. You generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.
      A debt security with an issue price that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.
      We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.
      If you own a debt security issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.
      Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

      If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.
      The amount of OID that you must include in income if you are the initial U.S. Holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The accrual period for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period; over

•	the aggregate of all qualified stated interest allocable to the accrual period.
      OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.
      Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.
      You should refer to the discussion below under “Foreign Currency Debt Securities” for additional rules applicable to original issue discount debt securities that are denominated in or determined by reference to a specified currency other than the US dollar. The discussion above generally does not address debt securities providing for contingent payments that do not constitute qualified stated interest. You should carefully examine the applicable prospectus supplement regarding the U.S. federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments that do not constitute qualified stated interest.
      You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the U.S. Internal Revenue Service (“IRS”). You should consult with your own tax advisors about this election.
      Short-Term Debt Securities. In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method U.S. Holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. Holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.
      Market Discount. If you purchase a debt security for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a security-by-security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election.
      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.
      Acquisition Premium, Amortizable Bond Premium. If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.
      If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (1) you will exercise or not exercise options in a manner that maximizes your yield, and (2) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.
      Sale, Exchange and Retirement of Debt Securities. Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the debt security. Except as otherwise described herein with respect to:

•	certain short-term debt securities;

•	market discount;

•	gain or loss attributable to changes in exchange rates as discussed below with respect to foreign currency debt securities; or

•	contingent payment debt instruments, which this summary generally does not discuss, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
      Extendible Debt Securities, Renewable Debt Securities and Reset Debt Securities. If so specified in an applicable prospectus supplement relating to a debt security, we may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.
      The U.S. federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities.
      If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.
      The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue a debt security and have an option or combination of options to extend the term of the debt security, we will be presumed to exercise such option or options in a manner that minimizes the yield on the debt security. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on the debt security. If we exercise such option or options to extend the term of the debt security, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, the debt security will be treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date. You should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.
     Foreign Currency Debt Securities
      Payments of Interest. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the US dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into US dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.
      If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the US dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the “spot rate” on:

•	the last day of the accrual period;

•	the last day of the taxable year if the accrual period straddles your taxable year; or

•	on the date the interest payment is received if such date is within five days of the end of the accrual period.
      Upon receipt of an interest payment on such debt security (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the US dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received) and the US dollar value of the interest income you previously included in income with respect to such payment.
      Original Issue Discount. OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into US dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the US dollar value of the accrued OID (determined in the same manner as for accrued interest) and the US dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security;

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and

•	third, as the receipt of principal.
      Market Discount and Bond Premium. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into US dollars at the “spot rate” on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into US dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.
      Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between “spot rates” at such time and the time of acquisition of the foreign currency debt security.
      If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into US dollars at the “spot rate” on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.
      Sale, Exchange or Retirement. Your tax basis in a foreign currency debt security will be the US dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in US dollars on the date of purchase. Such gain or loss will be ordinary income or loss.
      For purposes of determining the amount of any gain or loss you recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security, the amount realized on such sale, exchange, retirement or other disposition will be the US dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as ordinary income), determined at the time of the sale, exchange, retirement or other disposition.
      You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security.
      If a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally:

•	exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) the debt security was held, and

•	such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder’s tax basis in, the foreign currency debt security.
      Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the US dollar value thereof at the “spot rate” at the time you receive such foreign currency. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.
      Dual Currency Debt Securities. If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency. Applicable Treasury Regulations generally:

•	apply the principles contained in regulations governing contingent debt instruments to dual currency debt securities in the “predominant currency” of the dual currency debt securities; and

•	apply the rules discussed above with respect to foreign currency debt securities with OID for the translation of interest and principal into US dollars.
      If you are considering the purchase of dual currency debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.
      If we exercise the option described above, you may be considered to have exchanged your debt security denominated in the specified currency for a debt security denominated in the optional payment currency. If the exercise is treated as a taxable exchange, you will recognize gain or loss if any, equal to the difference between your basis in the debt security denominated in the specified currency and the value of the debt security denominated in the optional payment currency. If the exercise of the option is not treated as an exchange, you will not recognize gain or loss and your basis in the debt security will be unchanged.
      Reportable Transactions. Treasury Regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency debt security or foreign currency received in respect of a foreign currency debt security to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of foreign currency debt securities, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
     Indexed Debt Securities
      The tax treatment of a U.S. Holder of an indexed debt security will depend on factors including the specific index or indices used to determine indexed payments on the debt security and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of indexed debt securities should carefully examine the applicable prospectus supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.
Consequences to Non-U.S. Holders
      The following is a summary of certain U.S. federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder of debt securities.
      U.S. Federal Withholding Tax. The 30% U.S. federal withholding tax will not apply to any payment of principal or, under the “portfolio interest” rule, interest, including OID, on debt securities provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and U.S. Treasury Regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under section 871(h)(4)(A) of the Code and the U.S. Treasury Regulations thereunder; and

•	either (1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
      If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
      U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of debt securities.
      U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment), you will be subject to U.S. federal income tax on that premium or interest, including OID, on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements discussed above under “— U.S. Federal Withholding Tax” are satisfied) in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments.
      You will generally not be subject to U.S. federal income tax on the disposition of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
      U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “— U.S. Federal Withholding Tax,” without regard to the statement requirement described in the sixth bullet point of that section.
Information Reporting and Backup Withholding
      U.S. Holders. In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or fail to report in full dividend and interest income.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
      Non-U.S. Holders. Generally, we must report to the IRS and to you the amount of interest (including OID) on the debt securities paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

      In general, you will not be subject to backup withholding with respect to payments on the debt securities that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, and we have received from you the statement described above in the sixth bullet point under “— Consequences to Non-U.S. Holders — U.S. Federal Withholding Tax.”
      In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a debt security made within the United States or conducted through certain U.S. related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
United Kingdom and Netherlands Tax Considerations
      The following summaries are based on the current law and practice of the United Kingdom and The Netherlands, which are subject to changes that could prospectively or retrospectively or adversely affect the stated tax consequences. Prospective holders of debt securities who may be in any doubt as to their respective tax positions should consult their own professional advisors.
United Kingdom Tax Considerations
      Although the position is not clear, we believe, based on a consideration of the reported cases, that any payments of interest made by Reed Elsevier PLC under its guarantee will not be subject to United Kingdom withholding tax. However, if there is a United Kingdom withholding tax liability, then, assuming each beneficial owner of a debt security is a person who satisfies the relevant conditions for exemption from United Kingdom tax under any applicable income tax treaty and provided Reed Elsevier PLC has received a direction to pay gross from the United Kingdom Centre for Non-Residents, all payments to be made by Reed Elsevier PLC under the guarantee may be made free and clear of and without deductions for or on account of any taxes, levies, imposts, duties, charges, assessments, fees or withholdings of any kind under the laws of the United Kingdom. No direction will be given by the United Kingdom Financial Centre for Non-Residents unless relevant forms have been completed by the relevant holder of a debt security and certified by the appropriate tax office applicable to the holder. See “Description of the Debt Securities and Guarantees — Payment of Additional Amounts” above for a description of the circumstances under which Reed Elsevier PLC would be required to pay additional amounts.
Netherlands Tax Considerations
      All payments by Reed Elsevier Capital or Reed Elsevier NV, as guarantor, as the case may be, of principal of and interest on the debt securities may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority of The Netherlands.
European Union Tax Considerations
      On June 3, 2003, the European Council of Economics and Finance Ministers adopted a directive on the taxation of savings income under which member states will be required, if a number of important conditions are met and from July 1, 2005, to provide the tax authorities of other member states with details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual in another member state, except that, for a transitional period, Austria, Belgium and Luxembourg will instead impose (unless during that period they elect otherwise) a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

PLAN OF DISTRIBUTION
      Reed Elsevier Capital may sell all or part of the debt securities from time to time on terms determined at the time those debt securities are offered for sale to or through underwriters or through selling agents, and also may sell those debt securities directly to other purchasers. The names of those underwriters or selling agents used in connection with the offer and sale of any series of debt securities will be set forth in the applicable prospectus supplement.
      The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. If underwriters are used in the sale of debt securities, debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Those debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase those debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those debt securities if any of those debt securities are purchased.
      In connection with the sale of debt securities, underwriters may receive compensation from Reed Elsevier Capital or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from Reed Elsevier Capital and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation received from Reed Elsevier Capital will be described in the prospectus supplement.
      Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with Reed Elsevier Capital, to indemnification by Reed Elsevier Capital against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, selling agents and other persons may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
      Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered by this prospectus are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for the debt securities.
      In order to facilitate the offering of the debt securities, any underwriters or agents involved in the offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other debt securities the prices of which may be used to determine payments on those debt securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in debt securities for their own account. In addition, to cover overallotments or to stabilize the price of debt securities or other securities, the underwriters or agents may bid for, and purchase, debt securities or any other securities in the open market. Finally, in any offering of debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing any debt securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS
      Certain legal matters relating to the debt securities and the guarantees will be passed upon for Reed Elsevier Capital, Reed Elsevier PLC and Reed Elsevier NV by Simpson Thacher & Bartlett LLP and for the underwriters by Cravath, Swaine & Moore LLP. Simpson Thacher & Bartlett LLP and Cravath, Swaine & Moore LLP will rely upon the opinions of Freshfields Bruckhaus Deringer, English solicitors for Reed Elsevier PLC and Netherlands counsel to Reed Elsevier NV, as to all matters of English law and Netherlands law, respectively.
EXPERTS
      Our combined financial statements and related financial statement schedule in our 2004 annual report incorporated by reference in this prospectus have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, independent auditors, and Deloitte & Touche LLP, London, United Kingdom, independent auditors, as stated in their joint report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on those firms’ joint report, given upon the authority of those respective firms as experts in accounting and auditing.
      The consolidated financial statements of Reed Elsevier PLC in our 2004 annual report incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, London, United Kingdom, independent auditors, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on that firm’s report, given upon their authority as experts in accounting and auditing.
      The financial statements of Reed Elsevier NV in our 2004 annual report incorporated by reference in this prospectus have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, independent auditors, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on that firm’s report, given upon their authority as experts in accounting and auditing.

$                                             % Fixed Rate Notes due
$                                    Floating Rate Notes due
Reed Elsevier Capital Inc.
Fully and Unconditionally Guaranteed Jointly and Severally by
Reed Elsevier PLC and Reed Elsevier NV

PROSPECTUS SUPPLEMENT
                    , 2005

Citigroup	Deutsche Bank Securities